Registration No. 333-147564

As filed with the Securities and Exchange Commission on December 7, 2007

United States Securities and Exchange Commission
Washington, D.C. 20549
Amendment No. 1 to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CELSIA TECHNOLOGIES, INC.
(Name of small business issuer in its charter)

Nevada	3679	91-2015441
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1395 Brickell Avenue
Suite 800
Miami, Florida 33131
(305) 529-6290
(Address and telephone number of principal executive offices and principal place of business)

Copies of Communications to:

Jorge Fernandez Chief Financial Officer Celsia Technologies, Inc. 1395 Brickell Avenue, Suite 800 Miami, Florida 33131 (305) 529-6290	Gregory W. Hayes, Esq. DLA Piper US LLP 203 North LaSalle Street Chicago, Illinois (312) 368-4000

Approximate date of proposed sale to the public: As soon as practical after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  ___________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐  ___________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. ☐ ___________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value	20,115,754	$0.075	(2)	1,508,682	(2)	$47.00	(3)

(1)
Consists of shares of common stock which may be offered pursuant to this Registration Statement issuable upon conversion of 8% Secured Convertible Debentures. In addition to the 20,115,754 shares set forth in the table above, this Registration Statement also covers such indeterminable number of additional common shares as may become issuable upon conversion of 8% Convertible Secured Debentures as a result of any future stock splits, stock dividends or similar transactions covered by Rule 416. Celsia Technologies, Inc. is not relying on Rule 416 to register any additional common shares issuable as a result of changes in the conversion price of the 8% Convertible Secured Debentures.

(2)
Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee paid in connection with the filing of this registration statement on Form SB-2, initially filed on November 21, 2007.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, December 7, 2007

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell their securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell their securities, and the selling shareholders are not soliciting an offer to buy their securities in any state where the offer or sale is not permitted.

PROSPECTUS

CELSIA TECHNOLOGIES, INC.

20,115,754 shares of common stock

This prospectus relates to the sale of up to an aggregate of 20,115,754 shares of our common stock which will be issued upon the conversion of our 8% Secured Convertible Debentures. The selling stockholders listed on page 48 may sell these shares from time to time. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of the shares by the selling stockholders.

The selling stockholders may sell all or any portion of the shares for their own account from time to time in one or more transactions through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then-current market prices or in individually negotiated transactions at such prices as may be agreed upon. See “Plan of Distribution.”

We will pay all expenses in connection with the registration of the shares under the Securities Act of 1933, as amended, including the preparation of this prospectus. See “Plan of Distribution.”

Our common stock is quoted on the OTC Bulletin Board under the symbol “CSAT.OB.” On December 5, 2007, the last reported sales price of our common stock as reported by the OTC Bulletin Board was $0.05 per share.

We urge you to read carefully the “Risk Factors” section beginning on page 4 where we describe specific risks associated with an investment in us and these securities before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December ____, 2007.

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer shares of our common stock held by them or issued to them upon conversion of our Series A Preferred Stock, or the exercise of warrants, owned by them. Each time a selling stockholder offers common stock under this prospectus, it is required to provide to potential purchasers a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. This summary highlights information contained elsewhere in this prospectus.

In this prospectus, unless the context requires otherwise, (1) “Celsia,” “we,” “our,” “us” and “the Company” refer to Celsia Technologies, Inc., a Nevada corporation formerly known as iCurie, Inc., and its subsidiaries, including without limitation, Celsia Technologies UK Limited, a United Kingdom company formerly known as iCurie Lab Holdings Limited (“Celsia UK”), and Celsia Technologies Korea, Inc., a Korean company formerly known as iCurie Lab Inc. (“Celsia Korea”), (2) “iCurie” refers to iCurie, Inc., which was the name of Celsia Technologies, Inc. prior to September 2006, and (3) “Cedar Mountain” refers to Cedar Mountain Distributors, Inc., which was the name of iCurie, Inc. prior to the July 8, 2005 share exchange described herein.

Company Overview

We want to become a world leader in developing and commercializing next-generation cooling solutions for the personal computer, flat panel display, LED-lighting, and communications industries. We develop, manufacture, market, sell and/or license our patented thermal management cooling devices. We believe that our wafer-thin products absorb, transport and dissipate heat more rapidly than current heat-pipe/heat-sink cooling solutions. Our unique cooling device uses microfluidic physics to move liquid at very high speeds through micro-channels within thin panels.

We have been provided with non-economic support and advice from the United Kingdom’s Trade and Investment Global Entrepreneur Program, a UK government organization that identifies and assists global enterprises that are planning to locate to the United Kingdom or have operations in the UK. This program reviews hundreds of company applications annually and selects only a limited number of companies to work with.

The current industry-leading cooling technology solutions, heat-pipes/heat-sinks, were developed when PC processors such as the Pentium I® & Pentium II®, with much lower speeds and cooling demands, were the industry standards. With the rapid development of faster processors, such as the later Intel Pentium® series, the cooling industry has produced many versions of the limited heat-pipe and/or heat-sink. However, this aging technology is becoming less effective as faster processors produce increased heat levels. Battery life is substantially eroded in laptops due to heat and the energy required to operate one or more cooling systems. We believe our solutions offer lighter, thinner, smaller, faster, more efficient and less energy-consuming products. Moreover, we believe that our coolers will be more cost efficient than conventional coolers.

History

The Company was incorporated in Nevada under the name KNETX Skates Corporation on December 23, 1999, and changed its name to Cedar Mountain Distributors, Inc. on June 9, 2000. Prior to July 8, 2005, the Company was a public “shell” company with nominal assets. On July 8, 2005, Cedar Mountain entered into a “share exchange” with the shareholders of Celsia UK (a company formed in the United Kingdom in March 2004), whereby the shareholders of Celsia UK exchanged all of the outstanding common shares of Celsia UK for common stock of Cedar Mountain. The common stock of Cedar Mountain issued to Celsia UK’s shareholders in the share exchange represented approximately 95% of Cedar Mountain’s outstanding common stock. Therefore, as a result of the share exchange, the shareholders of Celsia UK acquired control of Cedar Mountain, Celsia UK became a wholly owned subsidiary of Cedar Mountain, Cedar Mountain succeeded to the business and operations of Celsia UK and the management of Celsia UK assumed similar management positions with Cedar Mountain. To reflect this succession and continuation of the business of Celsia UK (then known as iCurie Lab Holdings Limited), Cedar Mountain’s name was changed to iCurie, Inc.

Celsia UK acquired its intellectual property from Celsia Korea in March 2004, and acquired an 80.2% equity interest in Celsia Korea (a company formed in South Korea in 2000) in December 2004. Celsia UK acquired the remaining 19.8% of Celsia Korea on September 1, 2005. Therefore, as a result of the acquisition, Celsia Korea became a wholly owned subsidiary of Celsia UK. This transaction was described in our 8-K filed with the SEC on September 1, 2005.

On March 13, 2006, iCurie, Inc. and its subsidiaries began operating under the brand name Celsia Technologies. In September 2006, the Company changed its corporate name to Celsia Technologies, Inc.

Principal Offices

Our principal offices are currently located in leased space at 1395 Brickell Avenue, Suite 800, Miami, Florida 33131, and our phone number is 305-529-6290. Our Web address is www.celsiatechnologies.com. Celsia Korea, which is our research, development and manufacturing center, is and will continue to be located in Seoul, Korea. The Company’s telephone number in Korea is 011-82-2-3452-2005 and its fax number is 011-82-2-3452-3650. Other than our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and a sales executive, all of our 20 employees are located in Seoul.

The Offering

Securities Offered	A total of 20,115,754 shares of our common stock, $0.001 par value per share.

Shares Outstanding
As of November 14, 2007, we had 83,293,476 shares of common stock outstanding. This includes 2,007,811 shares beneficially held by executive officers and directors of the Company. See “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management.” The number of outstanding shares set forth above does not include 20,115,754 of the shares of common stock offered by the selling stockholders under this prospectus, which shares will be acquired by the selling stockholders upon the conversion of Secured Convertible Debentures held by the selling stockholders.

OTC Bulletin Board Symbol	CSAT.OB

Registration Rights
We filed the registration statement of which this prospectus is a part pursuant to a Registration Rights Agreement, dated May 25, 2007, among us and the selling stockholders. The Registration Rights Agreement requires us to file the registration statement by (and the registration statement was initially filed on) November 21, 2007 and to have the registration statement declared effective within 90 days of filing. This prospectus and related registration statement only register a portion of the shares of our common stock issuable upon conversion of the debentures and exercise of warrants held by the selling stockholders. The Registration Rights Agreement requires us to register the remaining shares of common stock in one or more additional registration statements, subject to certain conditions.

Risk Factors
See “Risk Factors” beginning on page 4 and other information set forth in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in the shares of our common stock.

Plan of Distribution	The shares of common stock offered for resale may be sold by the selling stockholders pursuant to this prospectus in the manner described under “Plan of Distribution” on page 50.

RISK FACTORS

You should carefully consider the following risks before you decide to buy our common stock. Our business, financial condition and operating results may suffer if any of the events described in the following risk factors actually occur. There may be additional risks that we are not currently able to identify. These may also adversely affect our business, financial condition and operating results. If any of the events we have identified or those that we cannot now identify occurs, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Amounts payable under our Convertible Secured Debentures are secured by substantially all of our assets and the holders of such debentures have certain control rights with respect to our operations. In May and August 2007, we issued approximately $8.5 million of 8% Convertible Secured Debentures (the “Debentures”) as described further herein. Amounts payable by the Company under such Debentures are secured by substantially all of the assets of the Company and its subsidiaries. In addition, the holders of such Debentures have certain control rights with respect to our operations pursuant to the terms of the Debentures and related security documents. If an event of default occurs under the Debentures, the holders of such Debentures would have the right to foreclose on our assets, including our intellectual property rights and the shares of our subsidiaries. In addition, we could incur substantial expenses in connection with any default under the Debentures.

We have recently experienced changes in our senior management. As previously reported by the Company, in the third quarter of 2007 Michael Karpheden, previously the Company’s Chief Financial Officer, Chief Operating Officer and Secretary, resigned from the Company, and Hakan Wretsell, previously the Company’s President and Chief Executive Officer, was terminated by the Company and later resigned as a director. Although the Company believes that the departures of Messrs. Wretsell and Karpheden is in the best interests of the Company, there can be no assurance that the operations of the Company, at least in the short term, will not be adversely effected by such departures. In addition, in October, 2007, Mr. Wretsell filed a lawsuit in the Miami-Dade County Circuit Court claiming failure to pay bonuses, severance and other benefits in connection with his termination by the Company. Although the Company believes Mr. Wretsell’s claims are without merit and intends to defend the action vigorously, there could be no assurance that such action, including the Company’s successful defense thereof, will not result in significant costs and expenses to the Company.

We may incur substantial costs in connection with our proposed Taiwan office. We are in the process of establishing a subsidiary in Taiwan and currently plan to relocate our pilot plant from Korea to Taiwan. We may incur substantial costs in connection with this move including, without limitation, legal costs associated with maintaining the security interests of our Debenture holders in the assets which move from Korea to Taiwan. In addition, the risk factors included herein with respect to operations conducted in non-US currencies will include our planned Taiwanese operations.

We have a limited operating history, a single unproven product to date, a history of net losses, and our business may never become profitable. Our limited history may not be adequate to enable you to fully assess our ability to achieve market acceptance of our product or our ability to respond to competition. Accordingly, we are subject to the same uncertainties and risks associated with any company developing new products and beginning operations. If we are unsuccessful in addressing the risks and uncertainties frequently encountered by early stage companies in a new and evolving market, our business will be seriously harmed.

We have had no material operating revenues since inception. To become profitable, we must be able to generate revenues from product sales.

Even if we are able to generate revenues, we may not be able to achieve or maintain profitability in the future. The amount of losses we will incur before achieving profitability, and the time required to reach profitability, are each highly uncertain. No assurances can be given that we will ever achieve profitability.

Our products have never been produced in commercial quantities. No assurances can be given that our product can be produced in commercial quantities or at a competitive cost.

We plan to rely on third parties for the manufacturing of our product, which requires a significant degree of technical expertise. We plan to both license our product technology and engage in direct sales with outsourced manufacturing. Therefore, we will not have direct control over the manufacturing of our product and will rely to a significant extent on our joint venture partners and third-party vendors. If these partners and third-party vendors fail to produce to our specifications or inadvertently use defective materials in the manufacturing process, the reliability and performance of our products will be compromised. In addition, should any of such parties suffer financial difficulties or fail to perform in other respects, we will have to locate substitute partners and vendors, which may not be possible in a timely manner or on reasonable economic terms.

We are dependent on our management and key personnel, and may be dependent on the recruitment of additional personnel to succeed; and the loss of personnel may damage our business. Our principal executive officers and certain key personnel have extensive knowledge of our cooling technology and the research and development efforts needed to bring the products to market. The loss of the services of any of our executive officers or other key personnel could have a material adverse effect on our business, financial condition and operating results.

We face various international risks, including risks due to our expected reliance on sales and manufacturing in international markets. Our future success will depend in part upon our ability to commence international marketing operations and our ability to establish international manufacturing and sales of our cooling products. International sales may be our only source of revenue for the next several years while we seek clients for our products in the United States. International operations expose us to risks, including, without limitation:

•	need for export licenses;

•	unexpected regulatory requirements;

•	tariffs and other potential trade barriers and restrictions;

•	political, legal and economic instability in foreign markets;

•	longer account receivable cycles;

•	difficulties in managing operations across disparate geographic areas;

•	reduced or limited protection of our intellectual property rights in some countries;

•	dependence on local distributors and other third parties;

•	potential disruptions in sales or manufacturing due to military or terrorist acts;

•	currency exchange rates; and

•	exposure under U.S. securities laws, including the Foreign Corrupt Practices Act, or FCPA.

Our international operations require us to comply with a number of U.S. and international regulations. We need to comply with a number of international regulations in countries outside of the United States. In addition, we must comply with the FCPA, which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. The U.S. Department of The Treasury’s Office of Foreign Asset Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities, and individuals except as permitted by OFAC, which may reduce our future growth.

We will face operational challenges and increased costs by having our headquarters located in a different jurisdiction than our operating facilities. We could face significant managerial and operational challenges by having senior management significantly separated from our operational base. Our direct and indirect costs will also increase by having a headquarters located apart from our operational base in Seoul.

Volatility in the Korean Won to U.S. dollar exchange rate may adversely affect our reported operating results. The Korean Won, or KWON, is the primary operating currency for our business operations, while our financial results are reported in U.S. dollars. Because our sales and many of our expenses are likely to be primarily denominated in KWON, a decline in the value of the KWON against the U.S. dollar may have a significant adverse effect on our reported results of operations. We cannot assure you what effect, if any, changes in the exchange rate of the KWON against the U.S. dollar will have on our results of operations and financial condition. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. We cannot guarantee that we will enter into hedging transactions in the future or, if we do, that these transactions will successfully protect us against currency fluctuations.

If we fail to keep pace with advances in our industry or fail to persuade technology companies to adopt new products that we introduce, customers may not buy our products and our ability to generate revenues and profits may be adversely affected. The technology industry is characterized by the following: rapid product development, with a significant competitive advantage gained by companies that introduce products that are first to market; constant innovation in products and techniques; frequent new product introductions; and price competition. If we fail to keep pace in any of these areas, our business results may be adversely impacted.

The technology industry is intensely competitive. The significant competitive factors in the technology industry include price, convenience, acceptance of new technologies, customer satisfaction, and in some cases regulatory approval. Our ability to compete successfully depends, in part, on our ability to respond quickly to technological change and user preference through the development and introduction of new products that are of high quality and that address customer requirements. We compete with many larger companies that enjoy several competitive advantages, including significantly greater capitalization and access to capital, established distribution networks; established relationships with suppliers; additional lines of products; the ability to bundle products to offer higher discounts or other incentives to gain a competitive advantage; and greater resources for product development, sales and marketing and patent litigation. Other companies are developing products based on similar scientific theories used by us. Those products may be more effective than our products and may not infringe our intellectual property rights. These companies may be able to develop a cooling device that achieve similar or better cooling results. If we are unable to compete effectively against existing or future competitors, sales of our products may be significantly less than our expectations.

We may not successfully develop and launch replacements for our products that lose patent protection, which could significantly decrease our future sales and profits. Most of the material elements of our product are or are expected to be covered by patents that we believe give us a degree of market exclusivity during the term of the patent. However, it is possible that the various patent granting authorities may decide not to grant patents on the applications which are currently pending. Alternatively, our patents, once granted, may be subject to challenge and be declared invalid by the courts of the countries in which they are registered. In any event, those patents will start to expire with effect from 2021. Upon patent expiration, revocation by the courts, or if the patents are not initially granted, our competitors may introduce products using the same technology. Competitors may also introduce products using our technology notwithstanding our non-expired patent protection. Although it may be possible to pursue enforcement actions in such cases, there are certain costs and risks involved, as discussed below. As a result of this possible increase in competition, we may need to charge a lower price in order to maintain sales of our products, which could result in these products becoming less profitable. If we fail to develop and successfully launch, and receive regulatory approval for, more advanced replacement products prior to the expiration of patents for our existing products, our sales and profits with respect to those products could decline significantly. We may not be able to develop and successfully launch more advanced replacement products before these and other patents expire.

We may be subject to future product liability claims that could be expensive and may result in the inability to obtain insurance coverage on commercially reasonable terms or otherwise. Although we are not currently subject to any product liability proceedings, we may incur material liabilities relating to product liability claims in the future, including product liability claims arising out of the usage of our cooling devices.

Economic conditions and price competition may cause sales of our products used in cooling systems to decline and reduce our profitability. Sales of our products used in cooling systems may be adversely impacted by economic conditions which cause sales or price reductions in the products which will incorporate our cooling products.

We may be required to bring litigation to enforce our intellectual property rights, which may result in substantial expense. We will be primarily reliant on patents to protect our intellectual property rights. We have so far been granted patents relating to it microfluidic technology in US, Korea, Japan, China and Taiwan. In addition, we currently have pending further patent applications relating to that technology and other associated elements. These applications designate many countries throughout the world, including the United States, Europe, Japan, China, Taiwan, India and Korea. The patents already granted, together with any further patents granted pursuant to the various applications previously referred to, will have expiration dates ranging from 2021 to 2024. The strength of our patent portfolio, however, could be challenged. In particular, our competitors and others may allege that:

•	our patents and pending patent applications use technology that we did not invent first;

•	we were not the first to file patent applications for these inventions; or

•
our patents and pending patent applications seek to monopolize technology that was not novel at the time the applications were filed and/or did not constitute an invention over what existed previously.

Further, because of the uncertain nature of patent protection, we cannot be certain that:

•	others will not independently develop similar or alternative technologies or duplicate our technologies;

•	others will not develop enhancements to our technology that are beneficial to us, which we may not be able to utilize unless we license or pay compensation for those enhancements;

•	any of our pending patent applications will result in further issued patents; or

•
any patents issued to us will provide a basis for commercially viable products, will provide us with any competitive advantages or will not face third-party challenges or be subjected to further proceedings limiting their scope.

We may become involved in proceedings in the U.S. Patent and Trademark Office to determine the priority of our inventions. We could also become involved in opposition proceedings in foreign countries challenging the validity of our patents. In addition, costly litigation could be necessary to protect our patent position. In some jurisdictions, patent laws relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are somewhat uncertain. We may not prevail in any lawsuit or, if we do prevail, we may not be awarded commercially valuable remedies. Further, it is possible that we will not have the resources required to pursue necessary litigation or to otherwise protect our patent rights. Failure to protect our patent rights could harm us. Patent rights in jurisdictions outside of the United States are even more uncertain and difficult to protect. There may be patents in certain international jurisdictions that are not enforceable or, if enforceable, we may determine not to attempt to enforce these rights due to the expense, the likelihood of prevailing or for other reasons. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States.

We rely on trade secrets, unpatented proprietary know-how and continuing technological innovation, which we seek to protect with confidentiality agreements with employees, consultants and others with whom we discuss our business. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees and current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. These individuals may breach these confidentiality agreements and our remedies may not be adequate to enforce these agreements. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of these agreements, and these disputes may not be resolved in our favor. Furthermore, our competitors may independently develop trade secrets and proprietary technology similar to ours. If we do not receive patents for products arising from our research, we may not be able to maintain the confidentiality of information relating to those products. If our intellectual property rights are not adequately protected, we may be unable to keep other companies from competing directly with us, which could result in a decrease in our market share. Enforcement of our intellectual property rights to prevent or inhibit appropriation of our technology by competitors can be expensive and time-consuming to litigate, or otherwise dispose of, and can divert management’s attention from carrying on with our core business.

Our products could infringe upon the intellectual property rights of others, which may cause us to engage in costly litigation and, if we are not successful, could cause us to pay substantial damages and prohibit us from selling our products. Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property claims. We may be required to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products infringe a third-party’s patents. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from other business concerns. Further, we may be prohibited from selling our products before we obtain a license from the owner of the relevant technology. If such a license is available, it may require us to pay substantial royalties.

We may implement a product recall or voluntary market withdrawal due to product defects or product enhancements and modifications, which would significantly increase our costs. The manufacturing and marketing of cooling devices involves an inherent risk that our products may prove to be defective. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. A recall of one of our products, or a similar product manufactured by another manufacturer, could impair sales of the products we market as a result of confusion concerning the scope of the recall.

Acquisitions that we consummate could disrupt our business and harm our financial condition. In the future, we may evaluate potential strategic acquisitions of complementary businesses, products or technologies. We may not be able to identify appropriate acquisition candidates or successfully negotiate, finance or integrate any businesses, products or technologies that we acquire. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business. While we, from time to time, evaluate potential acquisitions of businesses, products and technologies, and anticipate continuing to make these evaluations, we have no present understandings, commitments or agreements with respect to any acquisitions.

Actual results may vary from our estimates. In preparing our financial statements, we must make many estimates and judgments about future events. These estimates and judgments affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. We believe that these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available to us at the time. Actual results, however, could differ from our estimates, and this could require us to record adjustments to the reported amounts of assets and liabilities, change the disclosures related to contingent assets and liabilities, and/or adjust the recorded amounts of revenues and expenses. These changes could be material to our financial condition and results of operations.

In connection with the share exchange, we became subject to U.S. GAAP. Celsia UK and Celsia Korea historically have followed accounting principles generally accepted in the United Kingdom and Korea, respectively, in preparing their financial statements. Because the July 2005 share exchange resulted in the Company becoming a U.S. corporation which files reports pursuant to the Exchange Act, our financial results, both audited and unaudited, will be required to be presented in accordance with accounting principles generally accepted in the United States, despite the fact that we currently have no material U.S. operations. The conversion of our financial results into U.S. GAAP could be costly and may require certain adjustments, some of which may result in materially different accounting results when presented in U.S. GAAP.

There is no active public market for our common stock. Although our common stock is currently quoted for trading on the NASD’s OTC Bulletin Board, there currently is a limited public market for the common stock. An active public market for the common stock may not develop or be sustained. The market price of the common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

•	Actual or anticipated variations in operating results;

•	The limited number of holders of the common stock, and the limited liquidity available through the OTC Bulletin Board;

•	Announcements of technological innovations;

•	The ability to sign new clients and the retention of existing clients;

•	New products or services that the Company or its competitors offer;

•	Changes in financial estimates by securities analysts;

•	Conditions or trends in the e-commerce industries;

•	Global unrest and terrorist activities;

•	Changes in the economic performance and/or market valuations of other Internet or online electronic commerce companies;

•	The Company’s announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Additions or departures of key personnel; and

•	Sales or other transactions involving the Company’s capital stock.

The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of computer and software companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of the common stock. Price volatility may be worse if the trading volume of the common stock is low.

Because we became public by means of a share exchange with an existing company, we may not be able to attract the attention of securities analysts. Additional risks may exist since we became public through a “share exchange.” Security analysts of major brokerage firms may not provide coverage of the Company. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

We incur substantial expenses as a U.S. reporting company. As a result of the share exchange, Celsia UK became a wholly owned subsidiary of the Company, which was and is a publicly-traded company, and, accordingly, subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit and public reporting of the Company’s financial results, business activities and other matters. Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal and other costs related to becoming and remaining an SEC reporting company. In particular, as directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. The public company costs of complying with these regulations, as well as preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if it had remained privately-held. These costs will be of greater significance for the Company because it will be required to present financial information in accordance with U.S. GAAP, even though the financial results of Celsia UK and Celsia Korea are prepared in accordance with UK and Korean GAAP, respectively. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Failure by the Company to comply with the federal securities laws could result in private or governmental legal action against the Company and/or its officers and directors, which could have a detrimental effect on our business and finances, the value of our stock and the ability of stockholders to resell their stock.

Our common stock may be considered “a penny stock” and may be difficult to sell. The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Initially, the market price of our common stock is likely to be less than $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently traded on the NASD’s OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

A significant number of the Company’s shares will be eligible for sale, and their sale could depress the market price of the Company’s stock. Sales of a significant number of shares of our common stock in the public market, or the perception that such sales could occur, could harm the market price of the common stock. Our common stock becoming available for resale in the public market pursuant to the registration statement of which this prospectus is a part will increase the supply of tradeable common stock, which could decrease its price. Also, our executives can sell a portion of their shares each month, subject to various restrictions. We have reserved for issuance shares of common stock into which the Series A Preferred Stock are convertible and the warrants are exercisable. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to this prospectus (when effective) or Rule 144, and these sales may have a depressive effect on the market for the shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

Our principal shareholders have significant voting power and may take actions that may not be in the best interests of other shareholders. Our officers, directors, principal shareholders and their affiliates control a significant percentage of our outstanding common stock. If these shareholders act together, they will be able to exert significant control over the Company’s management and affairs requiring shareholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our shareholders.

Investors should not anticipate receiving cash dividends on our stock. We have never declared or paid any cash dividends or distributions on our capital stock. In addition, we currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the section regarding Management’s Discussion and Analysis or Plan of Operations) contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus. Additionally, statements concerning future matters are forward-looking statements.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We file reports with the Securities and Exchange Commission. We make available on our website (by a link to the SEC’s website) under “Investor Relations/SEC Filings,” free of charge, our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such materials with the Securities and Exchange Commission. Our website address is www.celsiatechnologies.com. You can also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission, including us.

We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

The selling stockholders will receive the proceeds from the resale of the shares of common stock registered under this prospectus. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders.

MARKET FOR COMMON EQUITY AND DIVIDEND POLICY

Our common stock is available for quotation on the Over the Counter Bulletin Board maintained by the National Association of Securities Dealers under the symbol “CSAT.OB.” There is no assurance that our common stock will continue to be quoted or that any liquidity exists for our shareholders. The following table provides the quarterly high and low bids per share of common stock reported on the Over the Counter Bulletin Board for the last quarter of 2005, all four quarters of 2006 and the first three quarters of 2007. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The source of this information is NASDAQ Over the Counter Bulletin Board Research Reports.

Fiscal 2005	High	Low
Fourth Quarter	$1.60	$1.06

Fiscal 2006	High	Low
First Quarter	$1.30	$0.74
Second Quarter	$0.90	$0.35
Third Quarter	$0.70	$0.21
Fourth Quarter	$0.25	$0.11

Fiscal 2007	High	Low
First Quarter	$0.25	$0.12
Second Quarter	$0.17	$0.07
Third Quarter	$0.18	$0.08

As of September 30, 2007, the approximate number of holders of record of our common stock, which is our only class of common equity, is 168. This number does not include holders of securities in street name.

The following table provides information as of September 30, 2007 with respect to the Company’s common shares that may be issued under the Celsia 2005 Stock Incentive Plan, which was approved by our shareholders and is our only equity compensation plan:

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Celsia 2005 Stock Incentive Plan	4,496,014	$0.63	15,033,037

We have not generated any material revenues nor had net profits on operations. We have not paid any cash dividends on our common stock or our preferred stock. The declaration and payment of dividends in the future will be determined by our Board of Directors considering the conditions then existing, including our earnings, financial condition, capital requirements and other factors.

BUSINESS

Company Overview

Prior to the July 8, 2005 share exchange with the shareholders of Celsia UK (then known as iCurie Lab Holdings Limited), the Company (then known as Cedar Mountain) was a public “shell” company with nominal assets. As a result of the share exchange, Cedar Mountain acquired the business and operations of Celsia UK, the shareholders of Celsia UK becoming controlling shareholders of Cedar Mountain, the management of Celsia UK became management of Cedar Mountain, Celsia UK becoming a wholly owned subsidiary of Cedar Mountain and Cedar Mountain changed its name to iCurie, Inc. The share exchange and related transactions are described in more detail in this section under “Information Regarding Share Exchange and Series A Offering.”

Celsia UK acquired its cooling intellectual property from Celsia Korea in March 2004, and acquired an 80.2% equity interest in Celsia Korea in December 2004. The remaining 19.8% of Celsia Korea was acquired by Celsia UK on September 1, 2005. Therefore, as a result of the acquisition, Celsia Korea became a wholly owned subsidiary of Celsia UK. This transaction was described in our 8-K filed with the SEC on September 1, 2005.

We want to become a world leader in developing and commercializing next-generation cooling solutions for the personal computer, server, flat panel display, LED-lighting, and communications industries. We develop, manufacture, market, sell and/or license our patented thermal management cooling devices. We believe that our wafer-thin products absorb, transport and dissipate heat more rapidly than current heat-pipe/heat-sink cooling solutions. Our unique cooling device uses microfluidic physics to move liquid at very high speeds through micro-channels within thin panels.

We have previously been provided with non-economic support and advice from the United Kingdom’s Trade and Investment Global Entrepreneur Program, a UK government organization that identifies and assists global enterprises that are planning to locate to the United Kingdom or have operations in the UK. This program reviewed hundreds of company applications annually and selected only a limited number of companies to work with.

The current industry-leading cooling technology solutions, heat-pipes/heat-sinks, were developed when PC processors such as the Pentium I® & Pentium II®, with much lower speeds and cooling demands, were the industry standards. With the rapid development of faster processors, such as the later Intel Pentium® series, the cooling industry has produced many versions of the limited heat-pipe and/or heat-sink. However, this aging technology is becoming less effective as faster processors produce increased heat levels. Battery life is substantially eroded in laptops due to heat and the energy required to operate one or more cooling systems. We believe our solutions offer lighter, thinner, smaller, faster, more efficient and less energy-consuming products. Moreover, we believe that our coolers will be more cost efficient than conventional coolers.

Industry Overview

The thermal management industry is an estimated $5 billion business annually. We are focused on initially commercializing our cooling solutions in four different markets. These targeted markets are: the PC/Server, the LED lighting, the flat panel display, and the communication and entertainment markets.

Adaptation of new technologies (such as LED technology), as well as stronger and more powerful micro processors, are important factors that are expected to increase demand for new and more efficient thermal solutions.

In addition to our targeted markets, we anticipate subsequent deployment of our technology in numerous markets, such as medical equipment, air conditioning, energy equipment, defense and automotive markets.

Technology Overview

Our product portfolio is based on registered and pending patents in microfluidic technology. We believe that our technology enables higher performance than current cooling systems, with no noise or vibrations, and can be commercially manufactured using well-known processes at a cost less than traditional cooling products. Our technologies are designed to be used as a stand-alone cooling solution, or as part of a cooling system.

Market Information

As the PC/Server industry uses ever more-powerful chips, including video chips, cooling has become an increasingly critical issue, yet there have been few technological innovations in this area. The industry is highly fragmented, the market need is significant, and we believe we have a very competitive technology. As a result, we believe we can capture a significant share of the PC cooling industry.

The marketability of our product spans basically over all industries where heat emission calls for cooling. However, there are four industries where we clearly believe that our technology can rapidly become the product of choice. These industries are the PC/Server, flat panel display, the LED-lighting, and the communication and entertainment industries. Companies in these industries need components with higher performance; are used to managing complex supply chains; and are willing to accept breakthrough technologies to gain competitive supremacy. In a later stage, we also intend to address numerous market segments like the home appliances, automotive, aerospace, air conditioning, medical and energy equipment, and defense industries.

We intend to address our target markets with a model that incorporates a mix of licensing arrangements, through which we can enter certain markets indirectly through the efforts of third parties, direct product sales and sales together with complementing distribution partners. We believe this distribution strategy, together with a manufacturing strategy based on outsourcing and manufacturing partnership, will enable us to rapidly gain market share without large investments in marketing resources or in manufacturing capacity.

Commercialization

We are currently employing three parallel sales models to take our cooling technology to the market.

The first is a licensing model, which we use in specific industries or industry segments. We believe that giving licensing partners exclusive rights in certain specific areas represents an expedient way of creating certain revenues with relatively low financial risks. We believe that this model will also help to create visibility and credibility for our technology in other industries. We plan to pursue this sales alternative when we can find synergies between our technology and our partners’ manufacturing capabilities. We have entered into two strategic patent license and sales exclusivity partnerships, one with Asia Vital Components (AVC) and one with Yeh-Chiang Technology Corp (YCTC). We are currently working with these organizations and communicating our unique value proposition to enable them to engage with clients.

The second sales model is through direct sales activities, either through an internal Celsia sales force or through joint ventures. We believe that the direct sales model will help increase our revenues, but may also entail increased financial risks. We plan to pursue this strategy when a technology shift is taking place in a particular industry that can be taken advantage of by us, or when an industry is fragmented and barriers to entry are low. Under this model, we plan to manage our supply, manufacturing, and distribution chains through sub contractors or by utilizing the manufacturing expertise of our supply partners. This strategy has resulted in several test orders together with a limited number of commercial orders to the Company.

The third sales model is through distribution partnerships who are also solution providers, where we can partner with strong industry leaders in our target markets. This sales model is designed to serve as a strong complement, and faster method, of selling our cooling devices to the market place. Pursuant to this strategy, we have entered into (i) a sales and development agreement with Graftech AET (ii) a sales agent contract with Kubo Kinzoku and (iii) a distribution agreement with Lighting Science Group in the US.

Competition

Although we believe that our technology represents the next generation cooling solution in our target markets, we face and will continue to face intense competition. This competition consists of companies attempting to develop and market products similar to ours, as well as products incorporating alternative technologies. Although we believe that we have a degree of market exclusivity with respect to some of our products due to registered or pending intellectual property rights, there can be no guarantees that competitors will not successfully market products similar to ours, whether or not such products may infringe on our intellectual property rights. Even if we are ultimately successful in challenging competitors’ use of our intellectual property, any such challenge will likely be both expensive and time consuming, and our competitive position could be adversely affected notwithstanding successful legal actions to enforce our intellectual property rights.

In addition, there are several alternative technologies currently being developed and marketed to address the same market demands as our products. Although we believe our technologies provides a highly competitive solution when compared to alternative technologies, it is possible that the market may adopt one of these alternative technologies, which may in turn become a recognized industry standard. Wide market adoption of one or more of these alternative technologies would have an adverse affect on our competitive position. In addition, we may also face competition from technologies not yet developed, whether such future technologies address the cooling issues directly or indirectly through the development of products, which produce less heat and therefore do not require an improved cooling solution.

In addition to the various forms of competition faced by us, it is likely that many of our competitors will be much larger and better capitalized than we are, with substantially more resources to devote to the development, manufacture, and sales of cooling technology solutions. Such competitors may also benefit from existing relationships and reputations within the PC, flat panel display, the LED lighting, and the communication and entertainment industries.

Management Team

Our senior management is led by Joseph Formichelli, our President and Chief Executive Officer, Jorge Fernandez, our Chief Financial Officer, George Meyer, our Chief Operating Officer, and, Dr. Jae-Joon Choi, Ph.D., our Chief Technology Officer. In addition to our management team, we believe we have assembled a highly capable and active Board of Directors.

Product & Technology Solutions

Key Technologies

Our technologies utilize nano or micro scale environments, wherein the laws of physics are manipulated to create very competitive cooling solutions. These technologies create heat management products with higher performance, no noise, no vibrations, and with no or very limited positioning impact (upside-down etc.). The products are lightweight and have an ultra thin design. The products do not require a pump or external energy source to operate.

We have defined two technology paths. Our original Micro Cooling System (MCS) technology, branded as iCurie Cooled®, and NanoSpreader Technology™. We believe both technologies have great potential in the market, but each has its different technical and commercial challenges.

iCurie Cooled® (MCS)

This technology is used to create a cooling device that is a millimeter thin copper plate, into which specially designed micro and nano channels have been structured. Liquid coolant (distilled water) is placed into the micro and nano channels through a process known as VCS- Vacuum, Charge and Sealing. The heat source (CPU or other) is placed adjacent to the copper plate (as are traditional CPU coolers). When heat is generated, the liquid coolant absorbs the heat in a very short period of time (less than 0.02 sec). The heat causes the liquid coolant to change to vapor. The vapor is rapidly transported through the micro and nano channels. The vapor is changed back to liquid by rapidly dissipating the heat. The liquid coolant then returns to the heat source at a low temperature and is ready to repeat the process. The pressure gradients created by the conversion of the coolant between liquid and vapor states “pump” the coolant through the micro and nano channels as part of a continuous process.

We have been granted patents relating to our iCurie Cooled® technology in the United States, Korea, Japan, China, Russia, and Taiwan. In addition, we currently have pending patent applications relating to the iCurie Cooled® technology in Singapore, Brazil, India, and the 27 member countries of the European Union.

Nano Spreader Technology™ (NST)

Many of the working principles in the NST are the same as in the MCS. The configuration and the structuring of the NST give us significant advantages in regards to time to market. By working with different material layers between the plates, we can avoid physical segmentation and etching. This impacts the performance and the economy of the product. NST has a more flexible design, can cool multi sources and is more suitable when cooling larger areas. In addition, the NST is designed to be an integrated part of a Printed Circuit Board (PCB). The NST is protected by several pending Company patents.

Iceon 1000C Desktop Cooler

The Company’s Iceon 1000C Desktop CPU cooler incorporates Celsia’s patented technology to form the basis for what the Company believes is the highest performance cooler in its class on the market today. Iceon 1000C is composed of Celsia’s NanoSpreaders, a pure aluminum base plate and a set of pure copper fins that are bonded together to assure a high efficiency heat transfer from the CPU to air. Because of this design, the Iceon can use a slow speed fan making it a nearly silent cooling system. The Iceon 1000C and its components are covered by multiple pending patents.

Iceon 1000 CG Graphic Card Cooler

The Company’s Iceon 1000CG is similar to the Iceon 1000C, based on Celsia’s patented Nano spreader technology, and gives the user performance and sound level advantages. The Iceon 1000CG includes a fan package and Celsia’s thin and light heat spreader technology. This combination allows for low fan speed, which gives low sound levels and increased fan life. The Iceon 1000CG and its components are covered by multiple pending patents.

Current Technology Focus

Management is currently focusing on the NST opportunity because we believe this technology offers a faster, more straightforward way to commercialization. In addition, we believe the NST offers potential customers an economical alternative. All current product and customer projects are based on the NST, which is where the main part of our resources is being allocated.

Sales and Marketing

Sales

We execute our commercialization strategy either by interacting directly with the potential customer (direct sales), or indirectly through partnerships (licensing or distribution partners), as described under “Commercialization” above.

The Company manages all customer opportunities in projects where our sales and engineering resources are deployed. The projects are initiated either through direct contacts with the customer, through our strategic partners or through customer inquiries generated through marketing activities such as public relations.

We are currently managing between 15 to 20 customer projects. Our projects are being managed through different stages, starting with initial designs, samples and quotes, and ending with design wins and commercial purchase orders. We have projects in all stages as well as in all of our targeted markets. We have also received and executed several commercial orders.

Marketing

We plan to tailor and adapt our technology and product portfolio to our target markets. Our management believes that our product offers very competitive performance to existing alternatives, and can be manufactured at a similar or lower cost than those alternatives. This gives us numerous alternatives in regards to marketing messages and competitive positioning. Regardless of the competitive environment, we feel confident going to the market with business proposals that are lowering our barriers to entry. We plan to utilize price-performance trade-offs to rapidly create partnerships and make in-roads to targeted markets.

The marketing strategy will be a combination of different marketing initiatives. We plan to base this strategy on a business-to-business marketing approach, where value is primarily determined by business economic use and large-unit transactions are the norm. The marketing philosophy, however, will go beyond a fixation on transactions, which very often leads to lost customers and low brand awareness in the short-term. Our ambition is to build a mutually advantageous long-term relationship with the customers, not just sell a product. This calls for knowing the customer well enough to deliver relevant products in a timely fashion and meeting their specific needs.

We plan to employ an overall marketing strategy, which will include initiatives such as advertising, public relations, and customer relations management, as well as a strong focus on corporate identity. The critical aspect is to convey the strengths and values of the products to potential customers, such as superior performance, no noise, no vibrations, environmental friendliness, and reduced size. We plan to accomplish this through strong direct marketing programs to potential customers. Trade shows on a worldwide basis will be part of the long-term marketing strategy to ensure visibility in the market place.

We plan to build value through marketing based assets, such as brand, customer and employee relationships, channel relationship, supplier relationship, and intellectual capital. Our strategy is to minimize our ownership of physical assets. We aim to effectively employ and manage outsourced manufacturing capacity. Our belief is that value creation derives from building intellectual capital instead of owning fixed assets such as factories, buildings, etc. However, we do expect to own limited manufacturing capacity to enable shipment of sample products, supply initial series volume, and help to ensure our control of the manufacturing process.

On March 13, 2006, the Company re-branded itself as “Celsia Technologies,” which reflects its ambition to establish the Company’s unique technology under a strong brand in the thermal management marketplace. The Company changed its corporate name to reflect this re-branding in September 2006.

Manufacturing Operations

During 2006 and 2007, test and sample units were provided to several potential customers in our targeted industries. The samples have been produced in our own pilot plant. The Company has also received commercial orders and has executed several commercial shipments. A significant portion of our test orders generated revenues.

Our product does not call for a complex manufacturing set up, the number of components is very limited, and we have identified key manufacturing partners. One important criterion has been a thorough knowledge in manufacturing of thermal management products.

We also believe that the manufacturing capacity of our strategic licensing and manufacturing partners, AVC and YCTC, will supply the main part of the capacity necessary for expected 2007 volumes.

We are in the process of establishing a subsidiary in Taiwan and currently plan to relocate our pilot plant from Korea to Taiwan which is expected to be completed during December 2007.

Research and Development Expenditures

Research and development expenditures were approximately $440,000 and $624,000 for the nine months ended September 30, 2007 and 2006, respectively.

Employees

As of September 30, 2007, Celsia had 20 employees. 16 of our 20 employees are located at the Company’s Korea office.

Financing Activities

Convertible Debentures

Overview

On May 25, 2007, the Company issued 8% Secured Convertible Debentures due May 25, 2010 (together with the Debenture issued on August 17, 2007 described below, the “Debentures”) in the aggregate principal amount of $8,142,847 to certain individuals and entities, together with warrants exercisable for a total of 70,752,778 shares of the Company’s common stock at a price of $0.144, for an aggregate of $6,850,000 in cash and the surrender of previously outstanding promissory notes of the Company totaling $1,292,847.

The sale of Debentures and warrants (the “Debenture Offering”) was effected pursuant to a Securities Purchase Agreement dated as of May 25, 2007 between the Company and the selling stockholders (the “Purchase Agreement”). In connection with the Debenture Offering, the Company entered into a Security Agreement, Registration Rights Agreement and related documents, each dated as of May 25, 2007, with the selling shareholders as holders of the Debentures.

On August 17, 2007, the Company issued an additional 8% Secured Convertible Debenture due May 25, 2010 in the principal amount of $350,000, together with a warrant to purchase 2,800,000 shares of the Company’s common stock at a price of $0.144, for $350,000 in cash, on the same terms as the Company’s debentures and warrants issued on May 25, 2007.

The Debenture holders shall be entitled to receive interest on the aggregate unconverted and then outstanding principal amount of their Debentures at the rate of 8% per annum, payable quarterly, in cash or Common Stock at the discretion of the Company, and subject to certain limitations and restrictions. The Debentures are secured by substantially all of the Company’s assets. The Debenture holders have the right to convert the Debentures at any time into shares of Common Stock at an initial conversion price of $0.125 (currently $0.0625, as described below). The initial exercise price of the related warrants were $.144 per share (currently $0.072, as described below). The conversion price of the Debentures and warrants are subject to adjustment upon certain events.

    In connection with the Debenture Offering, the Company and the holders of the Debentures entered into a Registration Rights Agreement dated May 25, 2007 obligating the Company to register the shares of its common stock issuable upon conversion of the Debentures and exercise of the related warrants. The Registration Rights Agreement requires the Company to file an initial registration statement by November 21, 2007 and to have the registration statement declared effective within 90 days of filing, which requirements will be satisfied by the filing and effectiveness of the registration statement of which this prospectus is part. Because this prospectus and related registration statement only register a portion of the shares of common stock issuable upon conversion of the Debentures and exercise of warrants held by the Debenture holders, the Registration Rights Agreement requires the Company to register the remaining shares of common stock in one or more additional registration statements, subject to certain conditions. Upon certain events specified in the Registration Rights Agreement, the Company is obligated to pay cash liquidated damages to the Debenture holders.

Compensation to Placement Agent

In connection with the Debenture Offering, the placement agents (i) received a cash fee of approximately $618,000 and (ii) are entitled to receive warrants to purchase 5,120,000 shares of the Company’s common stock at a price of $0.144.

Compensation to Series A & B Preferred Shareholders

As part of the Debenture Offering, each holder of our Series A Preferred Stock and Series B Preferred Stock who certified their status as an accredited investor was issued 2.19 shares of our Common Stock for each share of Preferred Stock held. As of September 30, 2007, 46,517,737 shares of Common Stock have been issued and the remaining 3,986,959 shares have been recorded as Common Stock subscribed. As part of the same consent, the Series A & B Preferred Shareholders agreed to modify the terms of the preferred stock, as described herein.

Upon issuing the Debentures, the Company triggered certain anti-dilution provisions in the Company's outstanding warrants which lowered the conversion price and increased the number of shares issuable upon the exercise of such warrants. See the Notes to the Financial Statements. Certain holders of warrants agreed to the removal of future anti-dilution protection under their outstanding warrants.

Adjustment to Conversion Price and Warrants

The Company triggered adjustments to the conversion price of the Debentures and the exercise price of the Warrants as a result of the Company's financial results for the period ending September 30, 2007, which adjustments became effective November 15, 2007. The conversion price of the Debentures adjusted to $0.0625. The warrants issued to the Debenture holders and the Placement Agents in the Debenture Offering adjusted to increase the number of shares issuable upon exercise of the warrants to 147,105,556 and 10,240,000, respectively, and the exercise price was reduced to $0.072 per share.

Notes Payable

On February 20, 2007 and April 20, 2007, the Company issued Secured Convertible Promissory Notes (the “Notes”) in an aggregate principal amount of $1,000,000 and $150,000, respectively, to certain purchasers (the “Noteholders”) pursuant to the terms of Securities Purchase Agreements dated as of February 20, 2007 by and between the Company and the Noteholders. The Notes carried an annual interest rate of 10%, with all principal and accrued interest being due and payable on June 20, 2007; provided, however, that upon the terms and subject to the conditions of the Notes, all outstanding principal and interest on the Notes would automatically convert into securities of the Company issued pursuant to a Company financing meeting certain conditions (a “Qualified Financing”) if such Qualified Financing was effectuated on or prior to June 20, 2007. The obligations evidenced by the Notes were secured by a pledge of substantially all of the Company’s assets, including the capital stock of Celsia Technologies UK Limited and Celsia Technologies Korea, Inc. In connection with the issuance of the Notes, the Company’s then Chief Executive Officer and Chief Financial Officer agreed to transfer approximately 735,000 shares of Company common stock held by such executives to the Noteholders in the event that a Qualified Financing did not occur on or prior to June 20, 2007.

The Debenture Offering consummated on May 25, 2007 met the conditions of a Qualified Financing, and the Notes, totaling principal of $1,150,000, interest of $27,847, and a 10% premium on principal totaling $115,000, were automatically converted into Debentures. Upon completion of the transaction, the 735,000 shares of Common Stock pledged by the Company's then Chief Executive Officer and Chief Financial Officer were returned.

Summary of Prior Financings

Series B Offering

Overview

On December 16, 2005, the Company issued 3,063,402 shares of its newly designated Series B Preferred Stock, $0.001 par value per share, to certain individuals and entities (the “Series B Holders”), together with warrants (the “Series B Warrants”) to purchase approximately 1,531,700 shares of the Company’s common stock, for an aggregate of $3,063,402 in cash. The Series B Offering was effected pursuant to Subscription Agreements between the Company and the Series B Holders, each effective as of December 16, 2005. In connection with the Series B Offering, the Company entered into the Series B Registration Rights Agreement dated as of December 16, 2005 with the Series B Holders and the Series B Placement Agents (as defined below). The terms of the Series B Preferred Stock are set forth in a Certificate of Designation to the Company’s Amended and Restated Articles of Incorporation, which certificate was filed on November 30, 2005. Fifty percent (50%) of the Series B Warrants are exercisable at $1.50 per share of common stock and fifty percent (50%) of the Series B Warrants are exercisable at $3.00 per share of common stock.

In connection with the Series B Offering, Indigo Securities LLC and Bridgehead Group Limited (collectively, the “Series B Placement Agents”) and certain of their assigns received (i) a cash fee of approximately $216,340, (ii) warrants to purchase 210,000 shares of Series B Preferred Stock at $1.50 per share, and (iii) warrants to purchase 6,340 shares of common stock at $1.50 (collectively, the “Series B Placement Agent Warrants”) pursuant to Placement Agent Agreements between the Company and each of the Series B Placement Agents.

Series B Registration Rights Agreement

Pursuant to the Series B Registration Rights Agreement, the Company is required to file a registration statement covering the common stock (i) into which the Series B Preferred Stock is convertible and (ii) for which the Series B Warrants and Series B Placement Agent Warrants are exercisable (collectively, the “Registrable Securities”) within six (6) months after the Company’s Registration Statement on Form SB−2 (Registration No. 333−128856) (filed pursuant to the Series A Offering and Registration Rights Agreement) is declared effective. The Company is required to maintain the effectiveness of the registration statement through the first anniversary of the Series B Offering and shall use its best efforts to maintain its effectiveness through the second anniversary of the Series B Offering.

If the registration statement is not effective at any time during the period beginning 270 days after the Series B Offering and ending one year after the Series B Offering, holders of the Registrable Securities holding more than $500,000 in value of the Registrable Securities may require the Company to use its best efforts to cause such shares to be registered. The Company shall not be obligated to effect more than two (2) registrations under such demand registration provisions.

Subject to certain conditions, the holders of the Registrable Securities shall be entitled to “piggy back” registration rights on all registrations of the Company. Holders of the Registrable Securities shall be entitled to unlimited demand registrations on Form S−3 (if available to the Company) so long as such registered offerings are not less than $500,000. The Company shall bear registration expenses of all such demands, piggy backs, and S−3 registrations.

The Series B Registration Rights Agreement was amended on May 25, 2007 in connection with our issuance of Debentures to reflect the subordination of rights under this agreement to the registration rights entered into by the Company with the Debenture holders on May 25, 2007.

Share Exchange and Series A Offering

Overview

Effective as of July 8, 2005, Cedar Mountain entered into a Share Exchange Agreement with the shareholders of Celsia UK and certain additional parties. Immediately prior to the execution of the Share Exchange Agreement, 3,050,001 shares of Cedar Mountain common stock, par value $0.001 per share, were cancelled pursuant to agreements between Cedar Mountain and certain shareholders of Cedar Mountain (including the then sole officer and director of Cedar Mountain) for an aggregate consideration of $214,000. After the cancellation, Cedar Mountain had 1,350,023 common shares outstanding. Upon the consummation of the transactions contemplated by the Share Exchange Agreement on July 8, 2005, (i) Cedar Mountain acquired all of the outstanding shares of Celsia UK (resulting in Celsia UK becoming a wholly owned subsidiary of Cedar Mountain), (ii) Cedar Mountain issued 24,935,047 shares of common stock to the shareholders of Celsia UK and certain of their assigns, which represented 94.864% of the issued and outstanding shares of Cedar Mountain common stock, (iii) the sole director and executive officer of Cedar Mountain resigned, (iv) directors and officers associated with Celsia UK were appointed as directors and officers of the Company, (v)  Amended and Restated Articles of Incorporation of Cedar Mountain were approved and filed which, among other things, changed the name of Cedar Mountain to iCurie, Inc., and designated 30,000,000 shares of Series A Preferred Stock, par value $0.001 per share; and (vi) the new directors approved and adopted Amended and Restated Bylaws of Celsia.

Effective as of July 11, 2005, the Company issued 20,995,239 shares of Series A Preferred Stock, together with warrants exercisable for a total of 6,441,874 shares of our common stock, to various parties (referred to in this prospectus as the “Series A Shareholders”) in exchange for approximately $12.48 million in cash (at a cash price of $0.88 per share of Series A Preferred Stock) and the transfer to us on the terms described herein of $4.6 million of previously issued promissory notes issued by various parties (we refer to these transactions collectively as the “Series A Offering”). The Series A Offering was effectuated pursuant to Subscription Agreements (in the case of cash sales) and a Preferred Stock Purchase Agreement (in the case of the issuance of Series A Preferred Stock for promissory notes) between Celsia and the stock recipients, each effective as of July 11, 2005. In connection with the Series A Offering, we also entered into a Registration Rights Agreement dated as of July 11, 2005 with Celsia UK shareholders, Series A Shareholders, and certain additional parties (the “Registration Rights Agreement”), as described in this section under “Registration Rights Agreement.”

Pursuant to the Share Exchange Agreement, the Company agreed to assume the obligations of Celsia UK under a Placement Agent Agreement between Celsia UK, Indigo Securities LLC, and Axiom Capital Management Inc. (we refer to Indigo and Axiom collectively as the “Placement Agent”), pursuant to which the Placement Agent was compensated by us for its services in connection with the Share Exchange Agreement and the Series A Offering, as described in this section under “Compensation to Placement Agent.” In connection with the Share Exchange Agreement and Series A Offering, the Company also granted warrants exercisable for a total of 270,000 shares of our common stock to a party that identified Cedar Mountain as a potential participant in the share exchange.

In connection with the share exchange and Series A Offering, (i) our then executive officers entered into employment agreements as described under “Executive Compensation-Employee Agreements,” (ii) we advanced a major shareholder $500,000 payable under a pre-existing revenue sharing agreement and entered into certain related transactions with such shareholder, (iii) we cancelled a $1.1 million promissory note made by an executive officer in exchange for 1.25 million shares of our common stock owned by such officer, (iv) an option for 440,000 shares of Celsia UK common stock held by an executive officer was cancelled in exchange for a warrant to purchase 1,097,142 shares of our common stock, (v) our then executive officers were paid certain accrued but previously unpaid salaries in cash and shares of our common stock and (vi) an executive officer agreed to indemnify us against certain potential liabilities related to our then-contemplated acquisition of 19.2% of Celsia Korea (which was subsequently acquired on September 1, 2005). Additional information regarding the matters set forth in (ii) - (vi) above is set forth under “Certain Relationships and Related Transactions.”

The above transactions were reported and described in the Company’s Form 8-K dated July 8, 2005, as amended.

Description of Note Conversion

Pursuant to the Preferred Stock Purchase Agreement, secured convertible interim promissory notes (the “Notes”) which were issued by Celsia UK and two of its shareholders, Hansen Gray & Company, Inc. (now known as AMF Capital, Inc.) (“Hansen Gray”) and Dr. Jeong-Hyun Lee, in the aggregate principal amount of $4,600,000, were exchanged for approximately 6,810,000 shares of Series A Preferred Stock. The number of shares of Series A Preferred Stock issued in the Note conversion equaled the approximate number derived by dividing (i) $4,100,000 principal amount of the Notes by $0.66, and (ii) $500,000 principal amount of the Notes by approximately $0.83, representing a twenty-five percent (25%) and five percent (5%) discount from the cash offering price of the Series A Preferred Stock, respectively. The shares of Series A Preferred Stock issued upon conversion of the Notes have the same rights, preferences and privileges as all other shares of Series A Preferred Stock.

Compensation to Placement Agreement

In connection with the share exchange and Series A Offering, the Placement Agent received (i) a cash fee of approximately $1.248 million, equal to ten percent (10%) of the aggregate gross cash proceeds received from the Series A Offering from subscribers, (ii) a cash fee of approximately $285,000, representing the unpaid portion of fees owed in connection with the original issuance of the Notes, (iii) warrants to purchase 1,364,528 shares of Series A Preferred Stock, equal to ten percent (10%) of the shares of Series A Preferred Stock purchased by subscribers, at an exercise price of $0.88 per share, and (iv) warrants to purchase 681,018 shares of common stock, at an exercise price of $0.88 per share. The Placement Agent additionally was reimbursed for actual out-of-pocket expenses incurred in connection with the Share Exchange Agreement and the Series A Offering, subject to certain limitations.

Series A Registration Rights Agreement

Initial Registration. The Series A Registration Rights Agreement required us to use our reasonable best efforts to file the registration statement by September 8, 2005 and cause the registration statement to become effective no later than one hundred and twenty (120) days after July 11, 2005. Under the terms of the Series A Registration Rights Agreement, if the registration statement was not filed within 60 days of July 11, 2005 or declared effective within 120 days of July 11, 2005 (each a “Non-Registration Event”), then for each 30 day period during the pendency of such a Non-Registration Event, we were required to pay to the purchasers of the Series A Preferred Stock an amount equal to one percent (1%) of the purchase price paid for the Series A Preferred Stock ($0.88 per share), which could be paid in cash or in shares of Series A Preferred Stock (valued at $0.88 per share), at the Company’s option. The registration statement was filed on October 6, 2005 and the registration statement was declared effective in April 2006. As a result of the Non-Registration Events, in August 2006, the Company issued 970,550 shares of Series A Preferred Stock to the purchasers of Series A Preferred Stock.

Demand Rights. If the initial registration statement does not register all shares of common stock as required by the Series A Registration Rights Agreement, owners of Series A Preferred Stock holding more than $500,000 in value of the securities to be registered may require us to use our best efforts to cause such shares to be registered on other registrations, subject to certain conditions. We shall not be obligated to affect more than two (2) registrations under these demand right provisions.

Piggy-Back Rights. If the initial registration statement does not register all shares of common stock as required by the Series A Registration Rights Agreement, owners of Series A Preferred Stock shall be entitled to “piggy back” registration rights on all registrations of the Company or on any demand registrations of any other investor, subject to certain conditions and the right of the Company and its underwriters to reduce the number of shares proposed to be registered in view of market conditions.

S-3 Rights. If the initial registration statement does not register all shares of common stock as required by the Series A Registration Rights Agreement, owners of Series A Preferred Stock shall be entitled to unlimited demand registrations on Form S-3 (if available to the Company) subject to certain conditions, so long as such registered offerings are not less than $500,000.

Expenses. The Company shall bear registration expenses (exclusive of underwriting discounts and commissions) of the initial registration and all such demands, piggy backs, and S-3 registrations (including the expense of one special counsel for all Series A Preferred Stock selling shareholders).

Hansen Gray/CHL. The common stock of the Company held by Hansen Gray and CHL Investment Partnership (prior shareholders of Celsia UK) will not be registered, although such parties do have the right to demand registration of their common stock beginning six (6) months and twelve (12) months, respectively, after the effective date of such registration statement. We are required to pay certain liquidated damages if we do not register the shares of Hansen Gray and CHL in accordance with these demand rights. The Series A Registration Rights Agreement also imposes certain sale restrictions on Hansen Gray prior to the registration of its shares of our common stock.

Subsequent Amendment. The Series A Registration Rights Agreement was amended on May 25, 2007 in connection with our issuance of Debentures to reflect the subordination of rights under this agreement to the registration rights entered into by the Company with the Debenture Holders on May 25, 2007.

December 2004 Bridge Financing.

On December 2, 2004, Hansen Gray issued secured convertible promissory notes (the “HG Notes”) in the aggregate principal amount of $2,500,000 to various purchasers (the “HG Noteholders”). All of the proceeds of the HG Notes were distributed to Celsia UK. Upon consummation of the Series A Offering, the principal amount of the HG Notes was exchanged for 3,787,863 shares of Series A Preferred Stock. Upon such exchange, each HG Noteholder received the number of shares of Series A Preferred Stock equal to the number derived by dividing the principal amount of the Noteholder’s Note by $0.66 (subject to rounding), representing a twenty-five percent (25%) discount from the cash offering price per share of the Series A Preferred Stock.

In connection with the issuance of the HG Notes, Celsia UK also agreed to issue, and in the Series A Offering we did issue, the HG Noteholders five-year warrants to purchase an aggregate of 710,214 shares of common stock. Each such warrant entitles the holder thereof to purchase the number of shares of common stock equal to (i) twenty-five percent (25%) of the aggregate principal amount of the applicable HG Note, divided by (ii) 0.88 (subject to rounding), at an exercise price per share equal to $0.88. The warrants contain customary anti-dilution provisions. As part of the share exchange, Hansen Gray also transferred to the HG Noteholders an aggregate of 1,496,103 shares of common stock.

Also in connection with the issuance of the HG Notes, Dr. Lee issued a personal promissory note for $1,100,000 to an affiliate of the HG Noteholders. In connection with the Series A Offering, the holder of Dr. Lee’s note transferred the Note to us in exchange for approximately 1,667,000 shares of Series A Preferred Stock. We then cancelled the note in exchange for approximately 1,250,000 shares of Dr. Lee’s common stock (valued at $0.88 per share for an aggregate value of $1,000,000). See Item 12 “Certain Relationships and Related Transactions, and Director Independence.”

2005 Bridge Financings.

On each of March 17 and April 25, 2005, Celsia UK issued secured convertible promissory notes (the “2005 Notes”) in the principal amount of $500,000 to various purchasers (the “2005 Noteholders”), for an aggregate combined issuance of $1,000,000. The 2005 Notes ranked senior to all other debt of Celsia UK. As part of the Series A Offering, the 2005 Notes were exchanged for approximately 1,355,600 shares of Series A Preferred Stock. Upon such exchange, each 2005 Noteholder received the number of shares of Series A Preferred Stock equal to the number derived by dividing the principal amount of the Noteholder’s 2005 Note and accrued and unpaid interest by (i) $0.66 in the case of the $500,000 March 17 note issuance and (ii) approximately $0.83 in the case of the $500,000 April 25 note issuance (in each case subject to rounding), representing a twenty-five percent (25%) and five percent (5%) discount, respectively, from the cash offering price of the Series A Preferred Stock.

In connection with issuance of the 2005 Notes, Celsia UK also agreed to issue, and in the Series A Offering we did issue, the 2005 Noteholders five-year warrants to purchase 482,946 shares of common stock. Each such warrant relating to the March 17 note issuance entitles the holder thereof to purchase the number of shares of common stock equal to (i) eighty percent (80%) of the aggregate principal amount of the applicable 2005 Note, divided by (ii) 0.88 (subject to rounding), at an exercise price equal to $0.88 per share (subject to rounding). Each such warrant relating to the April 25 note issuance entitles the holder thereof to purchase the number of shares of common stock equal to (i) five percent (5%) of the aggregate principal amount of the applicable 2005 Note, divided by (ii) 0.88 (subject to rounding), at an exercise price equal to $0.88 per share. The warrants contain customary anti-dilution provisions.

Additional Warrants.

Pursuant to the Series A Offering, each recipient of Series A Preferred Stock received warrants to purchase a number of shares of common stock equal to twenty-five percent (25%) of the number of shares of Series A Preferred Stock received (subject to rounding). Fifty percent (50%) of these warrants are exercisable at $1.10 per share and fifty percent (50%) are exercisable at $1.32 per share.

Stock Dividends and Amendment to Articles

In the third quarter of 2006, the Company declared a dividend of shares of our common stock equal to 25% of the number of shares of Series A Preferred Stock and Series B Preferred Stock held by holders of record of Series A Preferred Stock and Series B Preferred Stock on September 30, 2006 (the “Stock Dividend”), resulting in the issuance of 5,798,253 shares of Series A Preferred Stock and 765,851 shares of Series B Preferred Stock. On August 10, 2006 the Company paid an 8% Series A stock dividend to Series A shareholders, resulting in the issuance of 1,655,746 shares of Series A Preferred Stock.

In September 2006, the Company amended its Amended and Restated Articles of Incorporation to (i) provide that neither the Stock Dividend nor the amendment to the Company’s stock incentive plan to increase the number of shares available under such plan to 15 million shares would trigger any conversion adjustment or other anti-dilution or pre-emptive rights of the Series A Preferred Stock or Series B Preferred Stock and (ii) reflect the Company’s name change from “iCurie, Inc.” to “Celsia Technologies, Inc.”

On May 25, 2007, in connection with the Debenture Offering, the Company further amended and restated its Articles of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 to 500,000,000 and to modify the terms of the Company’s Series A Preferred Stock and Series B Preferred Stock to waive any unpaid dividends on the Series A Preferred Stock and reduce the Series A Preferred dividend rate from 8% to 2% (payable in cash or registered shares of Common Stock and including a waiver of any currently accrued but unpaid dividends), and remove (i) any conversion price adjustment provisions relating to the issuance of additional securities (including the issuance of the Debentures) or distributions on Company securities other than Common Stock, (ii) the Series A Preferred Stock’s right of first refusal (iii) the right of the Series A Preferred Stockholders to appoint directors and the special approval rights of such directors, and (iv) the voting rights of the Series A Preferred and Series B Preferred (other than voting rights required by law).

DESCRIPTION OF PROPERTY

The Company’s U.S. office is currently located at 1395 Brickell Avenue, Suite 800, Miami, Florida 33131, and its phone number is 305-529-6290. Celsia Korea, which is the Company’s research, development and manufacturing center, is located in Seoul, Korea. The Company’s telephone number in Korea is 011-82-2-3452-2005 and its fax number is 011-82-2-3452-3650. The Company is in the process of consolidating our engineering and pilot line facilities in Taiwan and expects our transition to be complete before the end of 2007. Celsia Korea will serve as the sales center for the Asia region once the pilot line is moved to Korea. The Company currently leases an immaterial amount of office space in Korea, and expects to lease additional space in Taiwan in connection with its planned operation. The Company has no other owned or leased property.

LEGAL PROCEEDINGS

On October 19, 2007, Hakan Wretsell, the Company’s former President, Chief Executive Officer, and director, filed a lawsuit in the Miami-Dade County Circuit court claiming failure to pay bonuses, severance, and other benefits in connection with his previously reported termination by the Company. The Company has filed a motion for arbitration as provided by Mr. Wretsell’s employment contract with the Company, a copy of which has previously been filed with the SEC. The Company believes Mr. Wretsell’s claims are without merit and intends to defend the action vigorously.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion contains forward-looking statements that are subject to significant risks and uncertainties about us, our current and planned products, our current and proposed marketing and sales and our projected results of operations (See “Risk Factors” on page 4). There are several important factors that could cause actual results to differ materially from historical results and percentages and results anticipated by the forward-looking statements. We have sought to identify the most significant risks to our business but cannot predict whether or to what extent any of such risks may be realized nor can there be any assurance that we have identified all possible risks that might arise. Investors should carefully consider all of such risks before making an investment decision with respect to our stock. The following discussion and analysis should be read in conjunction with our financial statements and notes thereto. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment from our management.

Management believes the following discussion is relevant to an assessment and understanding of the financial condition, financial results and plan of operation of Celsia Technologies, Inc. and its subsidiaries (collectively “we” or the “Company”) as of September 30, 2007. The discussion should be read in conjunction with the annual audited financial statements and unaudited condensed consolidated financial statements and notes thereto included in this prospectus.

Our operations include research, development, sales and marketing of our own patented technology portfolio as well as operating our pilot plant. During 2006 we started to commercialize our technology and executed several commercial orders, which has continued through 2007. We are currently involved with many potential customers in several projects designed to commercially produce and sell our products. Furthermore, technology companies face challenges as they develop and manufacture new and more powerful components and products, which generate heat and require a solution to dissipate the heat. We believe that the heat emission problem has accelerated and is now seriously threatening the development of new heat generating products in several industries. Our cooling technologies should therefore enable companies to develop new products with higher performance, increased efficiency and with smaller size. We want to become a world leader in developing and commercializing this next generation of cooling solutions for the PC, LED-lighting, flat panel display, and the communication and entertainment industries. Management has decided to focus the main part of the resources on the Nano Spreader Technology™ (NST). This technology path is meant to be a more economical and faster way to commercialize our products compared to our MCS technology.

The Company has produced revenues of $104,085 and $19,132 for the twelve months ended December 31, 2006 and 2005, respectively, and $208,266 and $32,854 for the three months ended September 30, 2007 and 2006, respectively. The revenues are a result of customers paying for test samples, commercial deliveries, and commercial sales to our customer base. Cost of sales for the twelve months ended December 31, 2006 and 2005 was $713,526 and $124,957, respectively, and for the three months ended September 30, 2007 and 2006 was $329,089 and $149,670, respectively. This higher cost of sales is attributable to increased production activity originating from an increasing demand for our products.

On May 25, 2007, the Company obtained additional funds through the issuance of its Debentures in the aggregate amount of $8,142,847, of which $6,850,000 was paid in cash and the remainder through the surrender of previously outstanding promissory notes of the Company. On August 17, 2007, the Company issued an additional Debenture in the principal amount $350,000 on the same terms as the Company’s debentures issued on May 25, 2007. Both issuances were accompanied by warrants to purchase the Company’s common stock. The Debentures are due on May 25, 2010.

In connection with the Debenture offering, the company’s placement agents received a cash fee of $618,000 and warrants to purchase the Company’s common stock. In addition, each holder of Preferred Stock who certified their status as an accredited investor was issued 2.19 shares of Common Stock for each share of Preferred Stock held. The Company has recorded a one-time financing expense of $6,060,564 for the 50,504,696 shares of Common Stock issued to the holders of Company preferred stock. Furthermore, upon issuing the Debentures, the Company triggered certain anti dilution provisions in the Company’s warrants, which lowered the conversion price and increased the number of shares the warrant is convertible for and recorded a deemed dividend of $652,318. This entry will have no cash impact.

As a result of the Company’s third quarter financial results, the Company triggered a 50% reduction to the Debentures’ conversion price, which was effective November 15, 2007. The Company has recorded a one-time financing expense of $3,430,591 for the beneficial conversion feature resulting from the conversion price adjustment. In addition, effective November 15, 2007, the warrants issued to the Debenture holders and the placement agents were adjusted such that the number of shares issuable upon exercise of the warrants increased to 147,105,556 and 10,240,000, respectively, and the exercise price of such warrants will be reduced by 50%.

The Company is working with tight cost controls in order to manage its commercialization process. A majority of our expenses were from selling and administrative expenses, which include research and development activities. The selling and administrative expenses for the twelve months ended December 31, 2006 and 2005 were $6,133,966 and $6,362,542, respectively, and for the three months ended September 30, 2007 and 2006 were $1,057,000 and $2,117,000, respectively. The decrease for the three months ended September 30, 2007 compared to the same period last year is mainly attributable to increased functional efficiency and accrued executive bonus accruals in 2006 which never materialized.

In connection with the debenture financing, the company incurred legal, due diligence, and placement agent fees of approximately $2,131,000. The company has recorded these expenses as deferred charges and these expenses will be amortized over the length of the loan period. The Company has recorded amortization of deferred financing costs of approximately $148,000 for the three months ended September 30, 2007. Additionally, the Company recorded an interest expense of approximately $626,000 for the three months ended September 30, 2007. Approximately $166,000 is pertaining to the debenture financing and has cash impact starting in January 2008. The remaining interest expense $460,000 results from amortization of a debt discount recorded based upon the fair value of the warrants issued to the debenture holders and has no cash impact on the Company.

We expect our product development, and project management activities to continue to be driven by commercial opportunities and undertaken as a result of potential customers requesting test units. The test orders that we receive from potential customers are fulfilled either by 1) modification of already commercialized products or 2) new solutions designed together with the potential customer. Continuing the trend from the first half of 2007, the majority of our R&D resources were dedicated to customer projects and for the design of products with commercial opportunities. This will continue for the remainder of 2007.

Throughout the third quarter of 2007, we have been focused on re-aligning our resources and reducing expenditures. We have begun our consolidation of our engineering and pilot line facilities in Taiwan and have secured a facility and needed employees in that location. Our Korean staff and facilities are in the process of downsizing to a sales support function only. We expect this transition to be complete before the end of 2007. The net results will be a more responsive unit in Taiwan at lower costs. Our engineering function is working closely during this transition to ensure complete client satisfaction .

Any capital expenditures over the next twelve months will be focused on complementing this new pilot plant with specific volume related equipment and on specific research and development related test equipment. All investments will be driven by commercialization opportunities, customer driven projects, and/or commercial volumes. We have hired a new sales executive in order to efficiently continue to execute our business plan and make sure that we fully capitalize on the market opportunity. As of September 30, 2007, the Company employed 20 people, 16 of which were located in Korea. Other additional new employees are strictly replacement hirings. However, if opportunities arise with what we believe are significant upsides with reasonable risks, we are prepared to reevaluate and change our plans.

During the quarter ended September 30, 2007, we have analyzed our expenses, reduced cash outlays and strengthened our product offering and marketing strategy. Our product test orders have led to several related test product deliveries, as well as commercial orders. Test products are used by potential customers to examine our products' features and compatibility with customer products. Although such testing procedures can involve numerous steps and significant timelines, in several instances our test products have advanced beyond the test phases and been incorporated on a limited volume basis into commercial products. The mix between sample order deliveries and commercial deliveries continues to increase in favor of commercial deliveries. Once our products are shipped to our customers, our Company has no additional commitment in order to recognize revenues.

Liquidity and Capital Resources

Our main source of liquidity is the capital received from the issuance of the Debentures in May 2007 for an aggregate amount of $6,850,000 in cash, which was later increased by $350,000 in August 2007. The operational cash outflow for the three months ended September 30, 2007 has been approximately $410,000 per month, which includes severance payments of approximately $38,000 and new lease deposits of approximately $20,000. Our main use of cash during the three months ended September 30, 2007 has been related to product development driven by customer projects and general and administrative expenses.

Based on our current operating plan, we anticipate using our cash mainly to continue commercialization efforts and to expand the distribution network for our technology solutions. The main cash uses will be for sales and marketing, general and administrative, and research and development expenses. Investments will be focused on product development and manufacturing. All investments will be driven by commercialization opportunities. The total cash need for the next twelve months is estimated to be approximately $3.6 million, starting at October 1, 2007. The main portion of the cash need is for sales activities, operating expenses, cost of sales, and a smaller portion is for investments in manufacturing and R&D. We expect to fund these activities through the cash received from the debenture financing and cash generated from operations.

The ratio between current assets and current liabilities at September 30, 2007 was approximately 2.3. However, a significant portion, approximately $925,000, of current liabilities relates to expenses that are expected to have limited cash impact.

Significant Estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements. Although these statements are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates. Significant estimates required to be made by management include the valuation of 1) investments, 2) equity securities issued, 3) prepaid royalties, 4) registration rights, 5) intangible assets, and 6) accounting for convertible debenture.

Recent accounting pronouncement

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which provides clarification related to the process associated with accounting for uncertain tax positions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement did not have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”
(“SFAS 157”), which provides guidance for measuring the fair value of assets and liabilities, as well as requires expanded disclosures about fair value measurements. SFAS 157 indicates that fair value should be determined based on the assumptions marketplace participants would use in pricing the asset or liability, and provides additional guidelines to consider in determining the market-based measurement. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Market Risks

The Company operates in the United States, the United Kingdom and South Korea, each of which has its own currency. This may cause the Company to experience and be exposed to different market risks such as changes in interest rates and currency deviations.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Amended and Restated Articles of Incorporation contain a provision eliminating the liability of a director to us and our stockholders for monetary damages for breaches of fiduciary duty as a director, to the fullest extent permitted by law.

Our Amended and Restated Articles of Incorporation also authorize the Company to indemnify any director, officer or agent of the Company, or any other person, to the full extent permitted by law. This indemnification may include the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition. Our Amended and Restated Bylaws require the Company to indemnify directors, officers or employees in connection with certain actions, suits or proceedings, subject to certain limitations.

Any repeal or modification of our Amended and Restated Articles of Incorporation shall be prospective only and shall not adversely affect any right or protection of our directors or officers existing at the time of a repeal or modification for any breach covered by the Amended and Restated Articles of Incorporation which occurred prior to such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information about our executive officers and directors.

Name	Age	Position
Joseph Formichelli	65	President and Chief Executive Officer
Jorge Fernandez	32	Chief Financial Officer
George Meyer	51	Chief Operating Officer
Alan Benaim	34	Director
David H. Clarke	65	Director
Peter Rugg	59	Director
Charles Resnick	56	Director
Gregory J. Osborn	42	Director

Joseph Formichelli has been Celsia’s CEO since August 2007. He is a technology industry veteran with more than 30 years of experience, including IBM, Toshiba and Gateway. During his career, he has held senior executive positions in manufacturing, quality assurance, engineering, logistics, supply chain and product management. At IBM he served as vice president of operations for the IBM PC company, and vice president and general manager of the highly successful ThinkPad line of notebook computers. He also served as the executive vice president and general manager of Toshiba’s computer systems group where he oversaw the US, Latin America and South America business. Mr. Formichelli successfully converted Toshiba’s computer business from a technology driven, indirect sales organization to one of e-business, customer relations management, direct sales and revamped their manufacturing operations. Prior to Toshiba, Mr. Formichelli was president of ClearCube Corporation, an Austin, Texas based start-up. Before that, he served as the executive vice president of operations at Gateway Computers.

Jorge Fernandez has been Celsia’s Chief Financial Officer since August 2007. He joined Celsia in October 2005, as the Corporate Controller. Prior to joining Celsia, Mr. Fernandez served as the Finance Director for Tiger Direct (NYSE: SYX), a Fortune 1000 computer and electronics retailer, served as Finance Director-Latin America for PRG-Schultz (NASDAQ: PRGX), an accounts payable recovery audit services firm; served as VP Finance for Fiera Group, an e-commerce startup in Latin America. Mr. Fernandez began his career as part of the assurance practice at Arthur Andersen LLP, where he managed audit engagements in South Florida. Mr. Fernandez is a Certified Public Accountant licensed in the State of Florida.

George Meyer has been Celsia’s Chief Operating Officer since September 2007. He joined Celsia in December, 2005 as Vice President Sales & Marketing, General Manager for the Americas & Europe regions. He is a proven thermal management industry veteran with nearly three decades of experience driving global growth at Thermacore International, Inc. (a leading supplier of thermal management solutions), and brings extensive in-depth market and technical knowledge to the company. He is responsible for developing key customer relationships, managing the product portfolio, and growing sales throughout the industry. During his 28 year career at Thermacore, Mr. Meyer held various positions including Chairman and General Manager of Thermacore Korea and Taiwan, as well as Vice President, Worldwide Sales & Marketing. While at Thermacore, Mr. Meyer was instrumental in establishing relationships and design wins with the military, aerospace and leading technology companies such as Intel, Hewlett-Packard, Apple, Sun Microsystems and Silicon Graphics. He graduated from Penn State University with a degree in Communications and holds an International Business Certificate from Franklin and Marshall College. Mr. Meyer is also a certified 6 Sigma Black Belt and holds 8 patents in the field of electronics thermal management.

Alan Benaim is a vice president at Midsummer Capital, a New York City based Hedge Fund group that acts as a fundamental investor with a medium-term horizon in exchange-listed small to mid-size growth companies. Mr. Benaim has over nine years experience in investment banking, corporate finance and principal investing. At Midsummer, Mr. Benaim is involved in the evaluation, due diligence and execution of investments. Prior to Midsummer, Mr. Benaim spent seven years in various roles at JPMorgan Chase based in London and New York, executing a wide spectrum of transactions in mergers and acquisitions advisory, structured finance, bank financing, bond issuance, equity issuance and financial derivatives, across more than 20 countries in the US, Europe, Middle East, Africa and Asia. Mr. Benaim was promoted to Vice President at JPMorgan Chase and is credited with helping build and develop the European Metals & Mining industry group from the bottom up into the top league table ranked industry group. Following JPMorgan Chase, Mr. Benaim gained investment experience in both early stage venture capital and middle market private equity, having evaluated and executed investments in companies within the technology, healthcare, security and manufacturing and engineering industries. Mr. Benaim has an MBA from Columbia University Graduate School of Business and a Bachelor of Science degree in Economics from the London School of Economics.

David H. Clarke retired as Chairman of the Board and Chief Executive Officer of Jacuzzi Brands, Inc., in September 2006 shortly before the company’s sale to Apollo Management. Prior to joining Jacuzzi Brands in 1995, Mr. Clarke was Vice Chairman of Hanson PLC from 1993 and Deputy Chairman and Chief Executive Officer of Hanson Industries, the U.S. arm of Hanson, from 1992. Prior to 1992, Mr. Clarke served as President of Hanson Industries. Mr. Clarke is presently Executive Vice Chairman of United Pacific Industries a diversified manufacturing company listed on the Hong Kong Stock Exchange. United Pacific Industries has a number of production facilities in the People Republic of China and has distribution or production facilities in the United Kingdom, France, Australia, New Zealand and other countries. Mr. Clarke is also a member of the Board of Fiduciary Trust International a company engaged in investment management.

Peter Rugg is a Senior Partner of Tatum LLC in New York. He has over 30 years of diversified business experience with special competence in capital structure and creative financing alternatives. Mr. Rugg has extensive experience in international natural resource businesses and offshore business migration. He has experience in commercial and investment banking, merger and acquisitions, turnaround situations, project finance and corporate restructuring, during a long career at JP Morgan. Mr. Rugg has managed public company financial reporting, investor relations, tax compliance and audit, budget and planning and information technology systems including relational database, desktop and multi-currency accounting, as CFO of Triton Energy (NYSE). He sits on a number of non-profit and emerging growth company boards.

Charles Resnick is the managing partner of Inflexion Partners. Charles is an accomplished business executive with a 25-year career in global general management, operations, financial management, and strategic relationships in the technology, banking, and consumer packaged goods sectors. Charles has held senior management positions in the United States, South America, Mexico, and Western Europe with Danka Business Systems, Tropicana Products, Mellon Bank, PepsiCo and The Procter & Gamble Company. Charles has extensive experience with both domestic and international mergers and acquisitions, and has been involved in over 100 acquisitions and divestitures, including a $1.8 billion acquisition for Danka Business Systems. Charles was also a lead participant in negotiating the GATT and NAFTA Agreements as Undersecretary in the Bush administration (1990-1993). In his most recent position, Charles was a founder and Vice President of Corporate Development and Marketing of Mimeo, Inc. and was instrumental in building a strategic business and investment relationship with Hewlett-Packard and UPS. In addition, Charles was one of the lead Mimeo executives that raised a total of $41 million in financing. Charles holds both an A.B. degree and a M.B.A. from St. Louis University.

Gregory J. Osborn is a managing partner at IndiGo Ventures. Prior to launching IndiGo Ventures, he founded Seed Capital, which provided new business development, strategic partnering and fundraising services for cutting-edge Internet companies, and served as head of business development for FreeRide.com. His background in finance and investment began on Wall Street, working at the headquarters of L.F. Rothschild & Co., Drexel, Burnham, Lambert, as an Account Executive, Smith Barney Harris & Upham, as Vice President, Paine Webber, as First Vice President and Senior Vice President of Axiom Capital Management. Mr. Osborn holds a B.S. in Finance and Economics from Ramapo State College. Mr. Osborn serves on the Board of Directors of Powerhouse Technologies Group, Inc., Children of Bellevue and ideavilliage.com. Mr. Osborn also serves as corporate advisor to Advance Nanotech Inc.

Board Composition and Committees

As of November 15, 2007, the Company had five (5) Directors on its Board of Directors. All of the members of our Board of Directors will hold office until the next annual meeting of stockholders and election and qualification of their successors, subject to the right of Midsummer Ventures, L.P. to appoint two directors pursuant to the Securities Purchase Agreement entered into in connection with the Debenture Offering. Messrs. Benaim and Resnick were appointed to the Board pursuant to this appointment right. Messrs. Clarke and Rugg were elected as directors in July 2005 by the holders of the Series A Preferred Stock in accordance with the terms of such stock.

The Board of Directors of Celsia has established an Audit Committee consisting of David H. Clarke and Peter Rugg and has determined that Mr. Rugg, chairman of the Audit Committee, is (i) an “audit committee financial expert,” as defined by SEC’s regulations, and (ii) independent, as defined under SEC regulations and the rules of the Nasdaq stock market. The Board of Directors of Celsia has also established a Compensation Committee consisting of Messrs. Clarke and Rugg and an Executive Committee comprising of Messrs. Benaim, Osborn, and Rugg.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that embodies policies encouraging individual and peer integrity, ethical behavior and our responsibilities to our employees, customers, suppliers, stockholders, and the public, and includes:

•	Prohibiting conflicts of interest (including protecting corporate opportunities)

•	Protecting our confidential and proprietary information and that of our customers and vendors

•	Treating our employees, customers, suppliers and competitors fairly

•	Encouraging full, fair, accurate, timely and understandable disclosure

•	Protecting and properly using company assets

•	Complying with laws, rules and regulations (including insider trading laws)

•	Encouraging the reporting of any unlawful or unethical behavior

The code applies to every officer, director and employee. We also expect that those with whom we do business (including our agents, consultants, suppliers and customers) will also adhere to the code. All of our officers, directors and employees must carry out their duties in accordance with the policies set forth in this code and with applicable laws and regulations.

EXECUTIVE COMPENSATION

Executive Officer Compensation

The following table sets forth information for each of our executive officers for the fiscal years ended December 31, 2006 and 2005. During the third quarter of 2007, the Company appointed a new President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. Because none of these individuals were previously executive officers of the Company, no 2005 or 2006 compensation information with respect to such individuals is included herein, although certain summary information with respect to their current compensation is included. The information with respect to the compensation paid to the Company’s prior President and Chief Executive Officer and Chief Financial Officer/Chief Operating Officer is included herein in accordance with SEC regulations. In addition, because the Company is the successor to the business of Celsia UK and Celsia Korea, which it acquired on July 8, 2005, the information provided below relates to our executive officers’ positions with Celsia UK and Celsia Korea during the periods presented below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)		Bonus(3)		Stock Awards			Option Awards	All Other Compensation(5)		Total
		($)		($)		($)			($)	($)		($)
Hakan Wretsell, President and Chief Executive Officer(2)	2006 2005	$ $	262,500 256,000	$ $	488,565 66,250	$ $	40,030 94,842		$5,969	$ $	4,200 2,100	$ $	801,264 322,250
Michael Karpheden, Chief Financial and Operating Officer(2)	2006 2005	$ $	220,500 215,000	$ $	221,460 46,830	$ $	21,445 49,167	(4)	$5,969	$ $	4,200 2,100	$ $	473,574 261,830
Dr. Jeong Hyun Lee, Ph.D.(2)	2006 2005	$ $	175,000 256,000	$	- 66,250	$ $	17,156 57,191		$2,985			$ $	195,141 322,250

(1)
Certain accrued and unpaid salaries were paid at the closing of the Series A Offering in July 2005. See “Employment Agreements” below and Item 12 “Certain Relationships and Related Transactions, and Director Independence.”

(2)
Mr. Wretsell was terminated from all executive officer and employee positions held at the Company in August, 2007 and resigned as a director in November, 2007. Mr. Karpheden resigned from all positions held at the Company in August, 2007. Dr. Lee resigned from all executive officer positions held at the Company in September 2006 and resigned as a director of the Company on March 24, 2007.

(3)
Bonus for 2006 has been accrued but not paid, and the amounts which ultimately will be payable remain undetermined as of the date hereof. Mr. Karpheden waived his rights to any such amounts in connection with his resignation, and any amount owed to Mr. Wretsell is the subject of a dispute between Mr. Wretsell and the Company, as described herein.

(4)	Mr. Karpheden forfeited 306,356 shares of common stock on December 31, 2006.

(5)	Messrs. Wretsell and Karpheden received car allowances as indicated above and Dr. Lee was provided with a company car at an incremental cost to the Company of less than $10,000 per year.

Employment Agreements

Prior to their departure from the Company, Hakan Wretsell and Michael Karpheden each entered into employment agreements with the Company. The employment agreements were effective until January 1, 2007, replaced such officers’ prior employment agreements with Celsia UK, and contain customary provisions regarding the ownership and assignment of all intellectual property (all of which is and remains our sole property), prohibitions on solicitation of customers and employees following termination of employment, our right to terminate such officers at any time for cause, or without cause upon a payment equal to six months of such officer’s base salary (plus six month’s continuation of certain benefits) and access to broad based Company benefit plans. The following chart sets forth certain summary information regarding base salary, bonus and equity compensation provided in the employment agreements:

	Mr. Wretsell	Mr. Karpheden
Annual Salary	$262,500	$220,500

Closing Bonus(1)	$40,000 and 45,455 shares of common stock	$33,600 and 38,182 shares of common stock

2005 Bonus(2)	Up to 100% of base salary ($262,500)	Up to 60% of base salary ($132,500)

2006 Bonus(2)	Up to 300% of base salary	Up to 180% of base salary

Stock Grants (3)	1,633,897 shares of common stock	1,143,728 shares of common stock

Stock options (3)	326,779 shares of common stock	326,779 shares of common stock

Accrued Unpaid Salary (4)	$30,207 and 34,326 shares of common stock	$22,708 and 25,805 shares of common stock

(1)	Closing bonus paid on September 1, 2005.

(2)
Annual bonus amounts are determined based on financial and non-financial targets. Amounts to be paid in a combination of cash, stock options, and shares of our common stock (valued at then-current market price).

(3)	Options and grants vested in full as of December 31, 2006. Options have an exercise price of $0.88 per share.

(4)	Represents accrued and unpaid salary for periods prior to the Series A Offering. Amounts were paid/issued July 11, 2005. See “Certain Relationships and Related Transactions”.

In addition to the stock awards reflected above, in 2006 the Company awarded Messrs. Wretsell and Karpheden certain additional stock options and restricted stock grants as reflected under "Outstanding Equity Awards At Fiscal Year End." On March 22, 2007, Messrs, Wretsell and Karpheden entered into employment letters with the Company effective January 1, 2007, which set forth the terms of their continued employment with the Company from such date. The employment letters are described in and attached as exhibits to the Company’s Form 8-K dated March 22, 2007. As described herein and as reported by the Company, Messrs. Wretsell and Karpheden departed from the Company in the third quarter of 2007.

We have also adopted the Celsia 2005 Stock Incentive Plan to create a pool of shares of common stock available for options and other equity grants. The incentive plan will be used for attracting and retaining employees, directors and consultants and will be granted at fair market value from time to time under the guidance and approval of our Board of Directors or its Compensation Committee, if one is later established. The Company and its shareholders have previously approved amendments to the incentive plan to increase the number of available shares under the plan to 30,000,000.

On August 18, 2006, the Company entered into an agreement with Dr. Lee pursuant to which Dr. Lee agreed to resign as Chief Technology Officer effective September 16, 2006. Pursuant to such agreement, the Company agreed to pay Dr. Lee his normal salary through August 31, 2006 and to reimburse Dr. Lee for certain business related expenses of approximately $91,000. The agreement superseded Dr. Lee’s employment agreement entered into by and among Celsia UK, Celsia Korea and Dr. Lee dated July 11, 2005, as described in the Company’s previous SEC filings.

Outstanding Equity Awards

The following table sets forth information relating to outstanding equity awards as of December 31, 2006:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)Exercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Hakan Wretsell	326,779 81,695	$ $	0.88 0.19	2015 2016	1,535,877	$276,458

Michael Karpheden	326,779 81,695	$ $	0.88 0.19	2015 2016	1,129,687	$203,344

Dr. Jeong-Hyun Lee, Ph.D.	217,853		$0.88	2015	_	_

Director Compensation

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards	Total
	($)	($)	($)
Alan Miller (resigned)	$8,000	$2,750	$10,750
David Clarke	$7,000	$2,750	$9,750
Peter Rugg	$12,000	$2,750	$14,750
Gregory Osborn	-	-	-

The external directors of the Company, Alan Miller (resigned effective July 13, 2007), David Clarke, and Peter Rugg, each received an option to purchase 100,000 common shares, all of which has vested. Indigo Ventures LLC, where Greg Osborn is a managing partner, received a monthly fee of $15,000 for consulting services pursuant to an arrangement which was terminated May 1, 2007. In addition, Mr. Osborn is affiliated with one of the placement agents which received fees as part of the Series A Offering, Series B Offering and Debenture Offering.

Compensation of newly appointed executive officers. In the third quarter of 2007, the Company appointed Joe Formichelli as President and Chief Executive Officer of the Company. Mr. Formichelli is a Senior Partner at Core Strategies, Inc., a management consultancy engaged by the Company. Mr. Formichelli’s compensation is paid indirectly by the Company through payments to Core Strategies, Inc., as described in “Certain Relationships and Related Transactions.” Also in the third quarter of 2007, the Company appointed Jorge Fernandez as Chief Financial Officer of the Company and George Meyer as Chief Operating Officer. Mr. Fernandez and Mr. Meyer are paid annual base salaries of $180,000 and $264,000, respectively, and receive bonuses and equity awards at the discretion of the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 12, 2007, information regarding the beneficial ownership of shares of our common stock by each person known by us to own five percent or more of the outstanding shares of our common stock, by each of our executive officers, by each of our directors, and by all executive officers and directors as a group. Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The information set forth below, including ownership percentages and voting power percentages, is based on an aggregate of 83,293,476 shares of common stock outstanding as of November 12, 2007. All shares of common stock underlying Series A Preferred Stock, Series B Preferred Stock or Debentures owned by each person and common stock underlying warrants, stock options or other stock-based awards that are presently exercisable or exercisable within 60 days of the date of this prospectus by each person are deemed to be outstanding and beneficially owned by the person holding the Series A Preferred Stock, Series B Preferred Stock or Debentures, stock options, warrants, and other stock-based awards respectively, for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority. Except as otherwise noted, each shareholder’s address is c/o Celsia Technologies, Inc., 1395 Brickell Avenue, Suite 800, Miami, Florida, 33131.

Non-Management Beneficial Holders

Name And Address Of Beneficial Owners	Shares of Common Stock	Percentage as of September 30, 2007
AMF Capital(1) (formerly Hansen Gray & Company, Inc.) 6100 Neil Road, Suite 500 Reno, Nevada 89511	9,629,376	11.42%

Officers and Directors

Name And Address Of Executive Officers	Shares of Common Stock	Percentage as of September 30, 2007
Jeong Hyun Lee, Ph.D.(2)*	12,445,474	14.75%
Hakan Wretsell(3)*	1,743,509	2.09%
Michael Karpheden(4)*	916,392	1.10%
Joseph Formichelli	-	-
Jorge Fernandez(5)	120,000	0.14%
George Meyer(6)	625,000	0.74%
Gregory Osborn(7)	885,726	1.06%
Peter Rugg(8)	277,085	0.33%
David Clarke(9)	100,000	0.12%
Alan Miller(10)*	100,000	0.12%
Alan Benaim(11)	-	-
Charles Resnick(12)	-	-
Current Officers and Directors as a Group(13)	2,007,811	2.37%

*	No longer an officer or director of the Company as of November 21, 2007, as described further herein.

(1)	Includes 8,629,376 shares of Common Stock and warrants to purchase 1,000,000 shares of common stock.

(2)
Includes (i) 11,348,332 shares of common stock and (ii) warrants to purchase 1,097,142 shares of common stock. Dr. Lee is also the sole general partner of CHL Investment Partnership which owns 2,493,505 shares, and may be deemed to beneficially own the shares held by such entity.

(3)	Includes 1,743,509 shares of common stock.

(4)	Includes 916,392 shares of common stock.

(5)	Includes options to acquire 120,000 shares of common stock which will be exercisable within sixty (60) days.

(6)	Includes options to acquire 625,000 shares of common stock which will be exercisable within sixty (60) days.

(7)
Includes (i) 591,221 shares of common stock, (ii) 211,646 shares of Series A Preferred Stock and (iii) warrants to purchase 82,859 shares of common stock. Mr. Osborn is a Managing Partner of Indigo Ventures LLC, which beneficially owns 1,115,843 shares of our common stock (which includes warrants to purchase 352,578 shares of common stock and 763,265 shares of Series A Preferred Stock).

(8)
Includes (i) 118,187 shares of common stock, (ii) 42,328 shares of Series A Preferred Stock, (iii) options to acquire 100,000 shares of common stock which will be exercisable within sixty (60) days and (iv) warrants to purchase 16,570 shares of common stock.

(9)
Includes options to acquire 100,000 shares of common stock which will be exercisable within sixty (60) days. Mr. Clarke is affiliated with GSB Holdings, Inc., which beneficially owns 506,665 shares of our common stock (which includes (i) 153,259 shares of common stock, (ii) 253,975 shares of Series A Preferred Stock and (iii) warrants to purchase 99,431 shares of common stock).

(10)
Includes options to acquire 100,000 shares of common stock which will be exercisable within sixty (60) days. Mr. Miller is a director of AMF Capital (formerly Hansen Gray & Company, Inc.), a significant shareholder of the Company, as reported above.

(11)	Mr. Benaim is a Vice President of the investment advisor to Midsummer Ventures, L.P., which beneficially owns shares of the Company as set forth under “Selling Shareholders.”

(12)	Mr. Resnick is affiliated with Inflexion Fund, L.P., which beneficially owns shares of the Company as set forth under “Selling Stockholders.”

(13)	Eight individuals. Does not include Messrs. Lee, Wretsell, Karpheden or Miller.

DESCRIPTION OF CAPITAL STOCK

As of the date of this filing, we have issued and outstanding 83,293,476 shares of common stock, 22,834,233 shares of Series A Preferred Stock, and 3,063,402 shares of Series B Preferred Stock. Our Amended and Restated Articles of Incorporation authorize 500,000,000 shares of common stock and 100,000,000 of preferred stock, 30,000,000 of which has been designated as Series A Preferred Stock and 7,000,000 of which has been designated as Series B Preferred Stock.

Common Stock

Holders of shares of common stock are entitled to dividends as and when declared by our Board of Directors from funds legally available therefor, and upon liquidation, dissolution or winding-up of the Company are entitled to share ratably in all assets remaining after payment of liabilities. We have not paid any dividends nor do we anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. The holders of shares of common stock do not have preemptive rights, are entitled to one vote for each share of common stock held of record by them, and do not have the right to cumulate their votes for election of directors.

Series A Preferred Stock

Holders of the Series A Preferred Stock are entitled to receive cumulative, compounding dividends in preference to any dividend on our common stock at an annual rate of two percent (2%), payable as, when and if declared by the Company, in cash or additional shares of Series A Preferred Stock (which shall be valued at the original purchase price per share of $0.88) at our option. The holders of Series A Preferred Stock are entitled to participate pro rata in any dividends paid on the common stock on an as-if-converted basis. In the event of any sale, bankruptcy or dissolution of the Company, the holders of the Series A Preferred Stock are entitled to receive in preference to the holders of the common stock a per share amount equal to the original purchase price plus any accrued and unpaid dividends (the “Liquidation Preference”). After the payment of the Liquidation Preference to the holders of the Series A Preferred Stock, the remaining assets shall be distributed ratably to the holders of the common stock. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the pre-transaction shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed to be a sale of the Company.

The holders of the Series A Preferred Stock have the right to convert the Series A Preferred Stock and any accrued dividends, at any time, into shares of common stock. The initial conversion price is $0.88, subject to adjustment as provided below, resulting in an initial conversion rate of 1:1. At our option, the Series A Preferred Stock and any accrued dividends shall be converted into common stock, at the then applicable conversion price, upon the occurrence of certain specified events set forth in our Amended Restated Articles of Incorporation. The conversion price of the Series A Preferred Stock and the exercise price of the Company warrants described in this prospectus are subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like. The Series A Preferred Stock have no voting rights except as provided by law.

Series B Preferred Stock

Subject and subordinate to the liquidation rights of the Series A Preferred Stock, in the event of any sale of the Company, the holders of the Series B Preferred Stock shall be entitled to receive in preference to the holders of the common stock a per share amount equal to $1.00 (the “Series B Liquidation Preference”). After the payment of the Series B Liquidation Preference to the holders of the Series B Preferred Stock, the remaining assets of the Company shall be distributed ratably to the holders of the common stock. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the pre−transaction shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed to be a sale of the Company.

Subject and subordinate to the liquidation rights of the Series A Preferred Stock, in the event of any bankruptcy filing or dissolution by the Company, the holders of the Series B Preferred Stock shall be entitled to receive in preference to the holders of the common stock a per share amount equal to the Series B Liquidation Preference. After the payment of the Series B Liquidation Preference to the holders of the Series B Preferred Stock, the remaining assets shall be distributed ratably to the holders of the common stock, the Series A Preferred Stock and the Series B Preferred Stock on a common equivalent basis.

The holders of the Series B Preferred Stock have the right to convert the Series B Preferred Stock at any time into shares of common stock at an initial conversion rate of 1:1, subject to adjustment as provided below. At the option of the Company, the Series B Preferred Stock shall be converted into common stock, at the then applicable conversion price, upon the occurrence of certain specified events set forth in our Amended and Restated Articles of Incorporation. The conversion price of the Series B Preferred Stock and the exercise price of the Series B Warrants are subject to a proportional adjustment for stock splits, stock dividends, recapitalizations and the like. The Series B Preferred Stock have no voting rights except as required by law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the acquisition of Celsia Korea and its intellectual property in 2004, Celsia UK agreed to pay CHL Investment Partnership and Hansen Gray a royalty fee equal to two percent (2%) of Company revenues over $25 million, up to an aggregate royalty of $50 million. CHL Investment Partnership receives fifty-seven percent (57%) and Hansen Gray receives forty-three percent (43%) of such royalty. This arrangement is documented in a Revenue Share Agreement dated as of May 18, 2005. At the closing of the Series A Offering, Hansen Gray received a cash advancement of $500,000 against its right to receive these royalty payments from us.

As discussed above in “Business - Financing Activities,” Dr. Lee issued a promissory note for $1,100,000 to iCurie Bridge Funding, LLC, an affiliate of the HG Noteholders, in 2004. Pursuant to the Preferred Stock Purchase Agreement, iCurie Bridge Funding LLC transferred this note to us in exchange for 1,667,000 shares of Series A Preferred Stock (reflecting an approximate twenty-five percent (25%) discount from the per share cash offering price of $0.88 per share). The Company and Dr. Lee then entered into an agreement to, and did, cancel this promissory note in exchange for the transfer of 1,250,000 of Dr. Lee’s shares of our common stock to us (valued at $0.88 per share). This $1,100,000 note constitutes a portion of the $4,600,000 Note conversion referred to in this prospectus.

As discussed above in “Business - Financing Activities,” Hansen Gray issued the $2,500,000 of HG Notes to the HG Noteholders in 2004. Pursuant to the Preferred Stock Purchase Agreement, the HG Noteholders transferred their notes to us in exchange for approximately 3,787,863 shares of Series A Preferred Stock (reflecting an approximate twenty-five percent (25%) discount from the per share cash offering price of $0.88 per share). Hansen Gray then entered into an agreement with us pursuant to which: (i) Hansen Gray cancelled an outstanding note of $1,500,000 previously issued by Celsia UK to Hansen Gray; (ii) we paid an advance of $500,000 to Hansen Gray from amounts payable in the future to Hansen Gray under the Revenue Share Agreement; (iii) Hansen Gary executed a $1,500,000 debenture in favor of the Company; and (iv) secured its obligation under such debenture by its right to receive payments under the Revenue Share Agreement. The $2,500,000 in HG Notes, Dr. Lee’s $1,100,000 note and the $1,000,000 in 2005 Notes, constitute the $4,600,000 Note conversion referred to elsewhere in this prospectus.

Hansen Gray had an outstanding promissory note for $525,000 to Donald Jennings, which was exchanged for 596,591 shares of our common stock otherwise issuable to Hansen Gray pursuant to the share exchange.

Celsia UK owns 527,000 common shares of Hansen Gray, and Hakan Wretsell and Michael Karpheden each own 25,000 common shares and warrants to purchase 129,167 common shares of Hansen Gray (which amounts, in the aggregate, represent approximately one and a half percent (1.5%) of Hansen Gray’s common shares on a fully diluted basis). Dr. Lee owns 2,000,000 common shares of Hansen Gray (which amounts to approximately 3.33% of Hansen Gray’s common shares on a fully diluted basis).

Dr. Lee held an option exercisable for 440,000 shares of Celsia UK common stock, which was converted at the closing of the Series A Offering into a warrant exercisable for 1,097,142 shares of our common stock at an exercise price of $1.09 per share.

Mr. Wretsell, Mr. Karpheden and Dr. Lee were owed aggregate earned but unpaid salaries of $60,414, $45,417 and $120,248, respectively, which were paid at the closing of the Series A Offering. Approximately fifty percent (50%) of these amounts were paid in cash and fifty percent (50%) in shares of common stock (valued at $0.88 per share solely for such compensation purposes and without regard to fair market value).

AVC owns a convertible bond of Celsia Korea with a current outstanding amount of KWON 300,000,000 (approximately $300,000) due December 10, 2007. AVC has waived its conversion and certain other rights under this instrument.

As reported in our 8-K dated August 26, 2005 and filed with the SEC on September 1, 2005, Celsia UK acquired from Mr. Won Gyu Moon the 54,619 shares of common stock of Celsia Korea (approximately 19.8% of Celsia Korea’s common stock) not previously owned by Celsia UK. The purchase price for the shares was 2,046,638,345 KWON (approximately $1.99 million), plus an amount equal to certain transfer taxes in an aggregate amount of approximately 31,009,147 KWON (approximately $30,000), for a total amount payable by us of 2,077,647,492 KWON (approximately $2.02 million). Mr. Moon agreed to acquire the Celsia Korea shares from Ms. Il Han Kim, the wife of Dr. Jeong Hyun Lee, Ph.D., a director of Celsia UK. Ms. Kim in turn agreed to acquire the shares from 14 individuals and entities (the “Minority Shareholders). The transactions between (i) Celsia UK and Mr. Moon, (ii) Mr. Moon and Ms. Kim and (iii) Ms. Kim and the Minority Shareholders were consummated in one closing process, and neither Mr. Moon nor Ms. Kim realized any profit or received any commission or other form of remuneration in connection with the transactions, although Celsia UK agreed to reimburse such individuals for transfer taxes in the amount referred to above.

Indigo Ventures LLC, where Greg Osborn is a managing partner, received a monthly fee of $15,000 for consulting services which was terminated on May 1, 2007.

On August 15, 2007, the Company entered into a consulting agreement with Core Strategies, Inc. to provide general management, sales management and marketing management services. The Company pays Core Strategies a monthly fee of $20,000.

Director Independence

Each of David H. Clarke and Peter Rugg has been determined to be “independent” under the rules of the Nasdaq stock market.

SELLING STOCKHOLDERS

The following table details the name of each selling stockholder, the aggregate number of shares of our common stock owned and which may be acquired by the conversion of Debentures and exercise of warrants by each selling stockholder, and the number of shares of our common stock that may be offered for resale under this prospectus. We have registered the shares to permit the selling stockholders and their respective permitted transferees or other successors in interest that receive their shares from the selling stockholders after the date of this prospectus to resell the shares. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The selling stockholders may from time to time offer all or some of the shares pursuant to this offering. Pursuant to Rule 416 under the Securities Act of 1933 as amended, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated by footnote, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Except as indicated by footnote, the selling stockholders have sole voting and investment power with their respective shares.

Name	Number of Shares Owned Prior to Offering	Number of Shares which may sold in this Offering	Number of Shares Owned after the Offering
Alpha Capital Anstalt	9,600,000	710,566	8,889,434
Brenda Mittelman	3,200,000	236,855	2,963,145
Crescent International Ltd.	16,000,000	1,184,276	14,815,724
David Raisbeck	3,200,000	236,855	2,963,145
ESP Dos	3,200,000	236,855	2,963,145
Gamma Opportunity Capital Partners LP (Class A)	2,202,222	133,396	2,068,827
Gamma Opportunity Capital Partners LP (Class C)	2,202,222	133,396	2,068,827
Harborview Master Fund LP	25,222,216	1,604,145	23,618,071
Inflexion Fund, L.P.*	11,200,000	828,993	10,371,007
LAM Opportunity Fund, Ltd.	9,243,289	640,345	8,602,944
LBS Holdings LLC	3,200,000	236,855	2,963,145
Leon Frenkel	6,307,881	394,265	5,913,616
Lewis Opportunity Fund, LP	43,574,489	3,032,227	40,542,261
Lionhart Global Appreciation Master Fund SPC/Gerlach and Co.	3,200,000	203,521	2,996,479
London Family Trust	6,400,000	473,710	5,926,290
Marvin Mermelstein	3,200,000	236,855	2,963,145
MHJ Holdings Co.	4,800,000	355,283	4,444,717
Midsummer Ventures, L.P.**	82,500,000	5,921,381	76,578,619
Monarch Capital Fund Ltd	9,600,000	710,566	8,889,434
Neil V. Moody Revocable Trust	1,600,000	118,428	1,481,572
Novatrust Limited as Trustee of Zatar Trust	1,600,000	118,428	1,481,572
Nutmeg/Mercury Fund, LLLP	3,200,000	236,855	2,963,145
Paragon Capital LP	9,600,000	710,566	8,889,434
Photon Global Ltd.	11,200,000	828,993	10,371,007
Provco Ventures I, L.P.	8,000,000	592,138	7,407,862

*	Charles Resnick, a director of the Company, is an affiliate of Inflexion Fund, L.P.

**	Alan Benaim, a director of the Company, is a Vice President of the investment advisor to Midsummer Ventures, L.P.

This prospectus covers the sale of 20,115,754 of the shares of common stock issuable to the selling shareholders on conversion of their Debentures. As reflected in the above chart, this prospectus covers only a small amount of the total number of shares of common stock issuable to the selling stockholders upon conversion of their Debentures and exercise of related warrants. The remaining shares of common stock will be registered by the Company on one or more additional registration statements, subject to the provisions of the Registration Rights Agreement entered into by the Company and the selling stockholders. The Debentures and related warrants contain provisions which prevent the holders of such securities from acquiring beneficial ownership of greater than 4.99% of the outstanding shares of Company Common Stock upon conversion or exercise of such securities.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed on by DLA Piper US LLP.

EXPERTS

The audited financial statements included in this prospectus include the 2006 and 2005 consolidated operations of the Company. The consolidated financial statements of the Registrant as of December 31, 2006 and for the years ended December 31, 2005 and 2006 included in this prospectus have been audited by PKF, Certified Public Accountants, a Professional Corporation, an independent registered public accounting firm, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

This prospectus is part of a Registration Statement on Form SB-2 that we are filing with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

We file annual, quarterly and current reports, and other information with the SEC. Our File Number is 333-64840.

You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

100 F Street, N.E.
Washington, D.C. 20549

You may call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s web site at http://www.sec.gov.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or solicit an offer to buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

INDEX TO FINANCIAL STATEMENTS

Celsia Technologies, Inc. and Subsidiaries
Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Celsia Technologies, Inc.

We have audited the consolidated balance sheet of Celsia Technologies, Inc. (formerly iCurie, Inc.) as of December 31, 2006, and the related consolidated statements of operations, stockholder’s equity (deficit) and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) . Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Celsia Technologies, Inc. at December 31, 2006, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

As described in note 4 of the Notes to the Consolidated Financial Statements, Celsia Technologies, Inc. adopted Statement of Financial Accounting Standards No. 123(R), “Shared Based Payment,” effective January 1, 2006.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As described in note 1, at December 31, 2006 the Company and its subsidiaries have commenced limited revenue producing operations and have an accumulated deficit of $23,736,817. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s plans in regard to its future operations are also discussed in notes 1 and 6.

PKF

Certified Public Accountants
A Professional Corporation

March 23, 2007
New York, NY

Celsia Technologies, Inc. and Subsidiaries
Consolidated Balance Sheet
as of December 31, 2006
(US Dollars)

Assets
Current Assets
Cash and cash equivalents	$295,400
Receivable	55,452
Inventory	128,513
Prepaid expenses	34,292
Other	40,627
Total current assets	554,284

Guarantee deposits	130,806
Advance payments	135,103

Furniture and equipment, net (note 1)	693,972
Royalty Advance (note 3)	500,000
Other	25,624

Total assets	$2,039,789

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$420,770
Bond Payable (note 5)	302,305
Accrued expenses
Payroll and Related	1,293,616
Other	96,810
Other	19,624
Total current liabilities	2,133,125

Accrual for Employee Retirement Benefits (note 3)	147,112

Total liabilities	2,280,237

Stockholders' equity (deficit) (note 4)
Preferred Stock, Series A; $.001 par value; 30,000,000 shares authorized; 23,061,505 issued and outstanding	23,061
Preferred Stock, Series B; $.001 par value; 7,000,000 shares authorized; 3,063,402 issued and outstanding	3,063
Common stock; $.001 par value; 150,000,000 shares authorized; 36,382,038 issued and outstanding	36,382
Common stock Subscribed	3,069
Additional paid-in-capital	23,549,358
Other comprehensive loss	(118,564)
Accumulated (deficit)	(23,736,817)
Total stockholders' equity (deficit)	(240,448)

Total liabilities and stockholders' equity (deficit)	$2,039,789

See notes to consolidated financial statements

Celsia Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(US Dollars)

	Years Ended
	December 31,
	2006	2005
Revenue	$104,085	$19,132

Costs and expenses
Cost of Sales	713,526	124,957
Selling and Administrative expenses (note 4)	6,133,966	6,362,542
Depreciation	34,601	95,287
Amortization of deferred financing cost (note 1)	-	311,323
Miscellaneous (income) expense	(56,071)	26,141
Total costs and expenses	6,826,022	6,920,250

Operating (loss)	(6,721,937)	(6,901,118)

Other income (expenses)
Loss on disposal of furniture and equipment	(45,900)	-
Loss on Investment	(110,670)	(105,903)
Interest and other income	140,208	100,324
Interest expense (note 5)	(29,920)	(266,781)

Total other income (expenses)	(46,282)	(272,360)

Net (loss)	$(6,768,219)	$(7,173,478)

Dividend on Series A Preferred Stock (Note 4)	$(3,447,088)	$(651,489)

Net Loss Attributable to Common Shareholders	$(10,215,307)	$(7,824,967)

Net Loss per Share:
Basic and Diluted	$(0.32)	$(0.29)
Weighted Average Shares Outstanding
Basic and Diluted	31,509,898	26,954,611

See notes to consolidated financial statements

Celsia Technologies, Inc. and Subsidiaries
Consolidated Statement of Stockholders' Equity
for the Years Ended December 31, 2006 and 2005

						Other
	Common &	Additional	Common		Unearned	Comprehensive
	Preferred Stock	Paid-in Capital	Stock Subscribed	Offering Costs	Stock Compensation	Income (Loss)	Accumulated (Deficit)	Total
Balance @ December 31, 2004	$1	$2,478,483	$3,000,000	$(258,813)	$-	$(53,355)	$(6,468,111)	$(1,301,795)

Capital stock subscribed	1,631,631	1,220,199	(3,000,000)	258,813	-	-	-	110,643

Debt beneficial conversion feature	-	192,959	-	-	-	-	-	192,959

Effects of July Recapitalization	(1,606,596)	1,641,440	-	-	-	-	-	34,844

Issued Preferred stock, series A	20,995	10,454,336	-	-	-	-	-	10,475,331

Issued Preferred stock, series B	3,063	2,835,457	-	-	-	-	-	2,838,520

Stock compensation (common)	4,281	339,063	167	-	(114,660)	-	-	228,851

Foreign currency translation	-	-	-	-	-	(24,077)	-	(24,077)

Net loss for the year	-	-	-	-	-	-	(7,173,478)	(7,173,478)

Balance @ December 31, 2005	$53,375	$19,161,937	$167	$-	$(114,660)	$(77,432)	$(13,641,589)	$5,381,798

Apply Deferred Compensation against Paid in Capital	-	(114,660)	-	-	114,660	-	-	-

Stock Compensation (Common)	(77)	281,669	2,902	-	-	-	-	284,494

Registration Rights Penalty	970	901,641	-	-	-	-	-	902,611

Series A Dividend	1,675	1,553,027	-	-	-	-	(1,554,702)	-

Common Stock Dividend	6,563	1,765,744	-	-	-	-	(1,772,307)	-

Foreign currency translation	-	-	-	-	-	(41,132)	-	(41,132)

Net loss for the year	-	-	-	-	-	-	(6,768,219)	(6,768,219)

Balance @ December 31, 2006	$62,506	$23,549,358	$3,069	$-	$-	$(118,564)	$(23,736,817)	$(240,448)

See notes to consolidated financial statements

Celsia Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(US Dollars)

	Years Ended
	December 31,
	2006	2005
Cash flows from operating activities:
Net (loss)	$(6,768,219)	$(7,173,478)
Adjustments to reconcile net (loss) to net cash (used)
by operating activities:
Depreciation	34,601	95,287
Amortization	-	311,323
Beneficial conversion feature on long-term debt	-	192,959
Loss on Investment	110,670	105,903
Finders Fee Settlement	-	38,219
Accrued Registration Rights Penalty settled with Preferred Stock	902,611	-
Stock Based Compensation	284,494	228,851
Loss on Disposal of Furniture and Equipment	45,900	-
Changes to certain other accounts:
Receivable	40,117	(58,570)
Inventory	(128,513)	-
Advance payments	(10,158)	(79,919)
Prepaid expenses	4,708	(34,238)
Royalty Advance	-	(500,000)
Accounts payable	(34,282)	160,486
Accrued expenses	104,946	730,124
Accrual for Employee Retirement Benefits	147,112	-
Other	(72,249)	10,606
Net cash (used) by operating activities	(5,338,262)	(5,972,447)

Cash flows from investing activities:
Acquisition of Subsidiary	-	(2,025,344)
Deposits	(3,430)	(78,270)
Redemption of short-term financial instrument	-	19,322
Purchase of furniture and equipment	(141,191)	(551,948)
Net cash (used) by investing activities	(144,621)	(2,636,240)

Cash flows from financing activities:
Short-term borrowings	(231,683)	(408,826)
Long-term borrowings	-	1,003,162
Deferred financing fees	-	(100,000)
Repurchase of common stock	-	(214,000)
Net proceeds from the issuance of preferred series A stock	-	12,482,865
Net proceeds from the issuance of preferred series B stock	-	3,063,402
Repayment of convertible bond	-	7,203
Offering Costs	-	(2,234,197)
Net cash (used) provided by financing activities	(231,683)	13,599,609

Net (decrease) increase in cash and cash equivalents	(5,714,566)	4,990,922

Cash and cash equivalents - beginning of period	6,009,966	1,019,044

Cash and cash equivalents - end of period	$295,400	$6,009,966

Supplemental cash flow disclosure
Noncash financing activity

During 2006 the Company issued Preferred Stock as a Preferred
Stock Dividend	$1,554,702	$-

During 2006 the Company issued Common Stock as a Preferred
Stock Dividend	$1,772,307	$-

During 2006 the Company issued Preferred Stock Series A Shares
to settle the Registration Rights Penalty	$902,611	$-

During 2006 and 2005 the Company recorded stock compensation
arrangements for certain employees and directors	$284,494	$343,512

During 2006 Preferred Shares were converted into Common Shares	$560	$-

During 2005 the Company recorded a beneficial conversion feature
on certain Long-term debt.	-	$192,959

During 2005 the Company converted debt issued by the
UK subsidiary into Preferred Stock in the US Parent	$-	$2,500,000

During 2005 the Company converted equity issued by the
UK subsidiary into Preferred Stock in the US Parent	$-	$1,000,000

During 2005 the Company converted a personal promissory
note, collateralized by the Company's Common Stock, into
Preferred Stock in the US Parent	$-	$1,100,000

Cash paid during the year for interest	$6,439	$43,562

See notes to consolidated financial statements

Celsia Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006

Note 1 - Summary of significant accounting policies

Organization

Celsia Technologies, Inc. (the "Company" or "Celsia"), a US Corporation, is formerly known as iCurie, Inc. Celsia's operations consist of research, development, and commercialization of next-generation cooling solutions. The Company was founded in 2000 to address the emerging heat problem that now threatens the development of higher-performing microelectronic products. Celsia anticipates being the first Company to take this innovative thermal management technology from the laboratory to high volume manufacturing, and operate as both a licensor of the technology and a vertically integrated provider of customized applications.

The Company's corporate headquarters is located in Miami, USA with subsidiaries in London, United Kingdom and Seoul, South Korea. Our Design and Manufacturing operations are based in Seoul. Our patented NanoSpreader™ is a completely new alternative to conventional cooling devices. By utilizing a nano scale environment, the laws of physics are manipulated enabling our cooling technology to be thinner, lighter and deliver significantly higher thermal conductivity (heat transfer capacity) versus conventional options such as Heat Pipes. And, we can supply our plate-shaped heat spreaders in virtually any shape that a design engineer requires. As a result, customers should be able to achieve improved product performance without trading off size, weight or cost considerations.

Celsia Technologies, Inc.'s subsidiaries consist of (i) Celsia Technologies UK Limited ("UK Subsidiary"), a United Kingdom Company formerly known as iCurie Lab Holdings Limited, and (ii) Celsia Technologies Korea, Inc. ("Korea Subsidiary"), a Korean Company formerly known as iCurie Lab, Inc. In consolidation, all significant intercompany balances and transactions have been eliminated.

Financial reporting

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements. Although these statements are based on management's best knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates.

Significant estimates required to be made by management include the valuation of investments, prepaid royalties, equity securities issued, and registration rights.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company and its Subsidiaries have recently commenced limited revenue producing operations and have sustained accumulated losses since inception of approximately $23.7 million. The Company and its Subsidiaries have funded operations through equity and debt financing since inception. All these factors raise substantial doubt over the Company's ability to continue as a going concern.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments, including time deposits, which are readily convertible into known amounts of cash and have an original maturity of three months or less. The Company and its Subsidiary's cash and cash equivalents are maintained in banks and financial institutions in the United States, United Kingdom and South Korea, and they have not experienced any losses on their cash balances.

Inventory

Inventory consists of finished goods ready to be sold to customers. Inventories are carried at the lower of cost or market value.

Investment

The UK Subsidiary owns 527,000 shares of an entity affiliated through common management. During 2006, the Company recorded a $110,670 loss on investment to bring its carry basis down to its estimated net realizable value. These shares have been fully reserved and carry a book value of $ 0 as of December 31, 2006.

Revenue recognition

The Company's policy is to record revenue as earned when the following attributes are met.

-      Persuasive evidence of a sale arrangement exists.

-      Delivery has occurred to the customers.

-     The sales price to the customer is fixed or determinable.

-     Collection is reasonably assured.

The Company recognized revenues of $104,085 and $19,132 for the twelve months ended December 31, 2006 and 2005, respectively, from customer orders for test samples and commercial deliveries.

Deferred costs

In connection with obtaining debt and equity financing, the UK subsidiary incurred placement agent fees from a third party equal to 10% of the amount financed. Deferred financing costs incurred in connection with long-term financing amounted to $329,406 and were being amortized on a straight-line basis over the stated term of the loans. The long-term debt financing arrangement has been converted to preferred stock and, therefore, the Company has no additional financing fees related to this transaction. Amortization expense for the year ended December 31, 2006 and 2005 amounted to $0 and $311,323, respectively.

Furniture and equipment

Furniture and equipment at December 31, 2006 are summarized as follows:

Vehicles	$54,157
Machinery	625,659
Furniture and fixtures	344,774
1,024,590
Accumulated depreciation	(330,618)
$693,972

Furniture and equipment are stated at cost. Major renewals and betterments, which prolong the useful life or enhance the value of assets, are capitalized. Depreciation is computed using the straight-line method over the estimated life of five years for machinery and equipment, furniture and fixtures, and vehicles. Depreciation expense for the year ended December 31, 2006 and 2005 amounted to $34,601 and $95,287, respectively.

Net Loss per Share

Basic Loss per share is computed by dividing net loss attributable to common shareholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net earnings by the weighted average number of shares plus the dilutive effect of convertible preferred shares and outstanding options and warrants. Approximately 23 million and 3 million shares to be issued upon conversion of Series A and Series B, respectively, Preferred Shares were excluded from the calculation of diluted earnings per share for the year ended December 31, 2006, respectively, because they were anti-dilutive. Approximately 21 million and 3 million shares to be issued upon conversion of Series A and Series B, respectively, Preferred Shares were excluded from the calculation of diluted earnings per share for the year ended December 31, 2005, respectively, because they were anti-dilutive.

Long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the aggregate undiscounted future cash flows is less than the carrying value of the asset, an impairment loss is recognized, based on the fair value of the asset.

Business risks

The Company is subject to the risks associated with start-up and high growth companies such as the risks of raising adequate capital, producing profitable operations, and operating in various countries through-out the world.

Research and development costs

Research and development costs are expensed as incurred and amounted to $747,588 and $809,033 for the years ended December 31, 2006 and 2005, respectively.

Foreign currency translation

The reporting and functional currency of the Company and its UK Subsidiary is the U.S. Dollar, while the functional currency of Korea Subsidiary is the Korean Won.

The assets and liabilities of the Korea Subsidiary have been translated into U.S. Dollars at the prevailing period-end rate of exchange, while the related income and expense items were translated at the average rate of exchange during the period. The resulting translation adjustments are accumulated in a separate component of stockholders' equity (deficit).

The Company follows Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income." SFAS 130 requires a Company to report comprehensive income (loss) and its components in a full set of financial statements. Comprehensive income (loss) includes the change in equity during a period from transactions and other events and circumstances from non-owner sources, such as unrealized gains (losses) on foreign currency translation adjustments. Changes in unrealized foreign currency translation gains (losses) during 2006 and 2005 amounted to $(41,132) and $(24,077), respectively. Accordingly, comprehensive loss for the years ended December 31, 2006 and 2005 amounted to $6,809,351 and $7,197,555, respectively.

Fair value of financial instruments

The Company's cash, receivables, accounts payable, short-term debt, and bonds payable represent financial instruments whose carrying amounts reasonably approximate their fair value.

Recent accounting pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which provides clarification related to the process associated with accounting for uncertain tax positions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. The Company is required to adopt FIN 48 on January 1, 2008, although early adoption is permitted. Celsia is currently evaluating the impact of adopting FIN 48 on it's consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 is effective beginning the first fiscal year that begins after November 15, 2007. The Company is required to adopt SFAS No. 157 on January 1, 2008, although earlier adoption is permitted. Celsia is currently evaluating the impact of adopting SFAS No. 157 on it's consolidated financial statements.

In September 2006, FASB issued SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires an employer that is a business entity and sponsors one or more single employer benefit plans to (1) recognize the funded status of the benefit in its statement of financial position, (2) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost, (3) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year end statement of financial position and (4) disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs on credits, and transition asset or obligations. The Company plans to adopt SFAS No. 158 effective at the end of the Company’s fiscal year ending December 31, 2007. Celsia expects that the adoption of SFAS No. 158 will have no effect on it's consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. This bulletin requires companies to consider the effect of prior year misstatements for past and current financials statements when determining the materiality of these misstatements, and to make appropriate adjustments to the financial statements and related disclosures accordingly. This requirement is in effect for all companies with fiscal years ending on or before November 15, 2006. The Company adopted SAB No. 108 during the fourth quarter of 2006. Celsia has reviewed its prior year financial statements and determined that no adjustments are required for the current year.

Note 2 - Income Taxes

The Company recognizes deferred tax assets and liabilities created by temporary differences between the financial statement and tax basis of assets and liabilities. Deferred tax assets and liabilities are computed on such temporary differences, including available net operating loss carry forwards and tax credits, by applying enacted statutory tax rates applicable to the years when such differences are expected to reverse. A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized.

The Company currently operates in the United States, while its Subsidiaries operate in the United Kingdom and South Korea. Operating loss carryforwards in the United States approximated $8,000,000 at December 31, 2006, and can be carried forward for 20 years, expiring in the years 2025-2026. Operating loss carryforwards in the United Kingdom  approximated $9,000,000 at December 31, 2006, and can be carried forward indefinitely, provided the Company (i) doesn't cease operations and (ii) doesn't change its business nature, while operating loss carryforwards in South Korea approximated $4,300,000 at December 31, 2006, and expire in the years 2007-2011. The Company has a deferred tax asset of approximately $6,700,000 and has recorded a full valuation allowance against the deferred tax asset resulting from these tax loss carry-forwards.

Note 3 - Commitments

Operating Leases

The Company has two leases in Seoul, Korea for its pilot plant, as well as for its administrative and research office. One lease expires in March 2008 and the other in July 2007. As of December 31, 2006, the minimum future rental commitments under all non-cancelable operating leases with terms greater than one year, are as follows:

Year Ending December 31,
2007	$113,832
2008	$13,871
$127,703

Rent expense for the year ended December 31, 2006 and 2005 amounted to $98,387 and $100,421, respectively.

Employment contracts

The Corporation has entered into employment agreements with 19 of its officers / employees for terms ranging between one and two years. Under the terms of the contracts these officers / employees are entitled to minimum compensation of approximately $1,200,000 in 2007 and $230,000 in 2008. In addition, some agreements provide for bonuses and stock option based upon performance criteria as defined in the respective agreements.

Accrual for Employment Retirement Benefits

The Company has recorded a liability of $147,112 at December 31, 2006, as a result of a recent legal decision by the Korean Supreme Court related to employment benefits. The Company believes that this potential liability will not be paid within the current year, and it has therefore been recorded as a long term liability.

Commitments to a third party

According to an agreement between the Korea Subsidiary and Sae Han IT, on May 21, 2004, The Korea Subsidiary is to provide 25 percent of gross margin to B.A.C. Network (BAC) from the micro cooling systems business for 3 years from the initial sales to include only LG Electronics, LGIBM, and others to which LG Electronics and LGIBM will supply the Company's products. Gross margin is determined based on the difference between suppliers' unit cost and selling price to purchaser. Through December 31, 2006, no qualifying sales have occurred.

Royalty Agreement

On May 18, 2005, the UK Subsidiary entered into a Royalty Agreement with CHL Investment Partnership ("CHL") and Hansen Gray & Company, Inc. ("Hansen Gray"). The terms of the agreement call for a payment of 1.14% and 0.86% of revenue to CHL and Hansen Gray, respectively, once the UK Subsidiary's revenue exceeds $25 million. The agreement is terminated once the aggregate payment to CHL and Hansen Gray totals $50 million. During 2005, the Company paid a Royalty Advance to Hansen Gray totaling $500,000 which is recorded as a royalty advance.

CHL is an organization in which Dr. Jeong Hyun Lee (the Company's Director) holds an interest in. Hansen Gray is an entity affiliated through common management.

Registration Rights

The Company entered into a registration rights agreement with the Preferred Series A Share Holders dated July 11, 2005. Under the terms of the Registration Rights Agreement, if a registration statement is not filed within 60 days of July 11, 2005 or declared effective within 120 days of July 11, 2005 (each a "Non-registration Event"), then for each 30 day period during the pendancy of such a Non- Registration Event, the company is required to pay to the selling shareholders liquidated damages in an amount equal to one percent (1%) of the aggregated price such selling shareholders paid for the Company's series A Preferred stock (deemed to be $0.88 per share), which the company may pay in cash or additional shares of series A Preferred Stock (valued at $0.88 per share), at the company's option. The registration statement was filed on October 6, 2005 and was declared effective on April 17, 2006. At December 31, 2005, the Company accrued $923,790 as an estimate of the registration rights penalty, which amount is included in selling and administrative expenses in the accompanying 2005 financial statements. On August 10, 2006, the Company issued 970,550 Series A Preferred Shares valued at $902,611 to Preferred Series A Share Holders in settlement of the Registration Rights Penalty. Hansen Gray and CHL have certain registration rights, and the holders of the Series A Preferred Shares have certain continuing rights under this Registration Rights Agreement.

The Company entered into a registration rights agreement with the preferred series B share holders dated December 16, 2005. Under the terms of the Registration Rights Agreement, the Company is required to use its best efforts to file a Registration Statement covering the underlying Common Stock within six months after the Company's Registration Statement on Form SB-2 (SEC File No. 333-128856) is declared effective. The Company is required to maintain the effectiveness of the Initial Registration Statement through the first anniversary of the Closing Date and shall use its best efforts to maintain the effectiveness of the Initial Registration Statement through the second anniversary of the Closing Date.

Note 4 - Stockholders' equity

Capital stock

At December 31, 2006, the Company had an authorized number of shares of 150,000,000 Common Shares and 100,000,000 of Preferred Shares, 30,000,000 of which has been designated as Preferred Series A Shares and 7,000,000 of which has been designated Preferred Series B Shares. The total issued and outstanding shares were 36,382,402 Common Shares, 23,061,505 Preferred Series A Shares, and 3,063,402 Preferred Series B Shares.

During the year ended Deember 31, 2006, 560,030 shares of Preferred Series A were converted to Common Shares at a rate of 1:1. On September 30, 2006, the Company issued 6,564,104 common shares (valued at $1,772,307) to Series A and Series B Preferred Shareholders as a 25% common stock dividend.

Share Exchange Agreement and Series A Offering

Effective as of July 8, 2005, Cedar Mountain Distributors, Inc. entered into a Share Exchange Agreement with the shareholders of iCurie Lab Holdings Limited, a UK Company, and certain additional parties. Immediately prior to the execution of the Share Exchange Agreement 3,050,001 shares of Cedar Mountain common stock were cancelled (the "Common Stock Cancellation") pursuant to agreements between Cedar Mountain and certain shareholders of Cedar Mountain (including the then sole officer and director of Cedar Mountain) for aggregate consideration of $214,000. After the Common Stock Cancellation, 1,350,023 shares of Cedar Mountain remained issued and outstanding. Upon the consummation of the transactions contemplated by the Share Exchange Agreement on July 8, 2005, (i) Cedar Mountain acquired all of the outstanding shares of iCurie UK (resulting in iCurie UK becoming a wholly owned subsidiary of Cedar Mountain), (ii) Cedar Mountain issued 24,935,047 shares of common stock to the shareholders of iCurie UK and certain of their assigns, which represented 94.864% of the issued and outstanding shares of Cedar Mountain common stock, (iii) the sole director and executive officer of Cedar Mountain resigned, (iv) directors and officers associated with iCurie UK were appointed as directors and officers of Cedar Mountain, (v) Amended and Restated Articles of Incorporation of Cedar Mountain were approved and filed which, among other things, changed the name of Cedar Mountain to iCurie, Inc., and authorized 30,000,000 shares of Series A Preferred Stock; and (vi) the new directors approved and adopted Amended and Restated Bylaws of iCurie, Inc.

The Share Exchange between the shareholders of iCurie UK, a private company, with Cedar Mountain, a non-operating public shell with nominal assets, was accounted for as an equity transaction. The stock retained by the shareholders of Cedar Mountain has been adjusted to reflect the financing transaction with the proceeds equal to the net asset value of Cedar Mountain immediately prior to the acquisition and the equity of iCurie has been adjusted to reflect a recapitalization whereby the prior retained earnings of Cedar Mountain were eliminated. This resulted in an adjustment to common stock and additional paid in capital to arrive at the net asset value of Cedar Mountain of $34,844. This amount has been reflected in the statement of stockholder’s equity as the effects of the July recapitalization of iCurie. No goodwill or other intangible asset has been recorded in connection with the share exchange. The historical financial statements of Cedar Mountain (which has since changed its name to iCurie, Inc) has become the historical financial statements of iCurie UK.

Effective as of July 11, 2005, iCurie, Inc. issued 20,995,239 shares of Series A Preferred Stock, together with warrants exercisable for a total of 6,441,895 shares of iCurie, Inc. common stock at prices ranging from $0.88 - $1.32, to various parties in exchange for approximately $12.48 million in cash (at a cash price of $0.88 per share of Series A Preferred Stock) and the transfer of $4.6 million of previously issued promissory notes issued by various parties. Certain of the promissory notes carried beneficial conversion features and as a result, during the year ended December 31, 2005, the Company recorded additional interest expense of $192,959. (These transactions are collectively referred as the “Series A Offering”). The Series A Offering was effectuated pursuant to Subscription Agreements (in the case of cash sales) and a Preferred Stock Purchase Agreement (in the case of the issuance of Series A Preferred Stock for promissory notes) between iCurie, Inc. and the stock recipients, each effective as of July 11, 2005. In connection with the Series A Offering, iCurie, Inc. also entered into a Registration Rights Agreement dated as of July 11, 2005 with the Company's shareholders, Series A Shareholders, and certain additional parties (see note 3).

In addition to the warrants issued together with Series A Preferred Stock, 681,018 warrants for common stock and 1,364,528 warrants for preferred (Series A) stock were issued to placement agents.

Pursuant to the Share Exchange Agreement, the Company agreed to assume the obligations of iCurie UK under a Placement Agent Agreement between iCurie UK, Indigo Securities LLC and Axiom Capital Management Inc. (Indigo and Axiom are collectively referred to as the “Placement Agent”), pursuant to which the Placement Agent was compensated by the Company for its services in connection with the Share Exchange Agreement and the Series A Offering. In connection with the Share Exchange Agreement and Series A Offering, the Company also granted warrants exercisable for a total of 270,000 shares of iCurie, Inc. common stock to a party that identified Cedar Mountain as a potential participant in the share exchange.

In connection with the Share Exchange Closing and Series A Offering, (i) certain executive officers entered into employment agreements, (ii) iCurie, Inc. advanced a major shareholder $500,000 (see Note 3) payable under a pre-existing revenue sharing agreement and entered into certain related transactions with such shareholder, (iii) iCurie, Inc. cancelled a $1.1 million promissory note made by an executive officer in exchange for 1.25 million shares of common stock of the Company owned by such officer, (iv) an option for 440,000 shares of the Company's common stock held by an executive officer was cancelled in exchange for a warrant to purchase 1,097,142 shares of iCurie, Inc. common stock, (v) iCurie, Inc. executive officers were paid certain accrued but previously unpaid salaries in cash and shares of iCurie, Inc. common stock and (vi) an executive officer agreed to indemnify iCurie, Inc. against certain liabilities.

Terms of Series A Preferred

In the event of any sale or dissolution of the Company, the holders of the Series A Preferred shall be entitled to receive in preference to the holders of the Series B and Common Stock a per share amount equal to $0.88 plus any accrued, unpaid dividends. The holders of the Series A Preferred have the right to convert the Series A Preferred at any time into shares of Common Stock at an initial conversion rate of 1:1, as defined. At the option of the Company, if certain criteria as defined in the agreement are met, the Series A Preferred can be converted into Common Stock. The conversion price of the Series A Preferred is subject to a weighted average antidilution adjustment. The Series A Preferred vote together with the Common Stock and not as a separate class. Each share of Series A Preferred has a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Series A Preferred. So long as 50% or more of the Series A Preferred Stock remains outstanding, the holders of the Series A Preferred Stock are entitled to elect two directors of the Company, and so long as 25% or more of the Series A Preferred Stock remain outstanding, the holders of the Series A Preferred Stock are entitled to elect one director of the Company. The directors elected by the Series A Preferred Stock and the holders of the Series A Preferred Stock each have approval rights over specified corporate actions. Subject to certain exceptions, in the event the Company proposes to offer or sell any new securities, the Company shall first make an offering of such new securities to each holder of Series A Preferred Stock.

The holders of Series A Preferred Stock are entitled to receive cumulative, compounding dividends at a rate of eight percent (8%) per annum as, when and if declared by the Board of Directors of the Company. The dividends may be paid in cash or shares of Series A Preferred Stock (valued at original issue price) at the sole discretion of the Company. Holders of Series A Preferred Stock also receive on an as-converted basis any distributions paid on the common stock. No dividends may be paid on common stock unless all unpaid cumulative dividends on the Series A Preferred Stock are paid. On August 10, 2006, the Company issued approximately 1,700,000 shares of Series A Preferred Stock as dividends to all holders of record on July 11, 2006, valued at approximately $1,500,000. As of December 31, 2006, accumulated, undeclared dividends on the Series A Preferred Shares totaled approximately $770,000.

Terms of Series B Preferred

Subject and subordinate to the liquidation rights of the Company’s Series A Preferred Stock, the holders of the Series B Preferred shall be entitled to receive in preference to the holders of the Common Stock a per share amount equal to $1.00, in the event of any sale or dissolution of the Company. The holders of the Series B Preferred have the right to convert the Series B Preferred at any time into shares of Common Stock at an initial conversion rate of 1:1, as defined. At the option of the Company, if certain criteria as defined in the agreement are met, the Series B Preferred can be converted into Common Stock. The conversion price of the Series B Preferred and the exercise price of the Warrants which accompanied the Preferred Stock are subject to a weighted average antidilution adjustment. The Series B Preferred vote together with the Common Stock and not as a separate class. Each share of Series B Preferred has a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Series B Preferred. The Series B Preferred does not carry any dividend.

Stock Compensation

During the years ended December 31, 2006 and 2005, the Company has granted approximately 7.3 million of its common stock to employees and others, of which approximately 4.2 million common shares have vested. These shares issuances were valued between $0.07-0.50 based upon management's estimate of the fair value of the common stock on the date of issuance. These stocks grants have certain vesting provisions through May 2009. During the year ended December 31, 2006, approximately 1.4 million shares have vested and a charge to compensation expense of $148,075 and $228,851 was recorded during the year ended December 31, 2006 and 2005 respectively. The remaining unvested shares totaling $576,807 at December 31, 2006 will be amortized in future periods.

Employee Stock Options

On January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” using the modified prospective method. Consequently, for the year ended December 31, 2006, the Company’s results of operations reflected compensation expense for new stock options granted and vested under its stock incentive plans during the fiscal year 2006 and the unvested portion of previous stock option grants which vested during the fiscal year 2006. The amount recognized in the financial statements related to stock-based compensation was $150,718 for the year ended December 31, 2006. The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating its forfeiture rate. Given the limited history outstanding options, the Company has estimated 0 shares as a forfeiture rate and has only recorded actual forfeitures as incurred.

Stock options issued under the Company’s Long-term Incentive Plans are granted with an exercise price equal or greater than the market price of the Company’s stock at the date of grant and expire ten years from the date of grant. These options generally vest over a two- or three-year period. During the year ended December 31, 2006, the Company issued 774,604 options to purchase common stock valued at $156,952 which vests over a 2 year period. During the year ended December 31, 2006, the Company recorded compensation expense of approximately $62,347 related to this issuance.

The fair value of each option granted is estimated on the date of grant using the Black- Scholes option-pricing method. Given its limited trading history, the Company used volatility from companies in the same industry. The Company estimated the expected option life and the expected forfeiture rate. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option. The Company has not made any dividend payments on common stock nor does it have plans to pay dividends in the foreseeable future. The following assumptions  were used to estimate the fair value of options granted during the year ended December 31, 2006 using the Black-Scholes option-pricing model:

Risk free interest rate	7.53-8.25%
Expected Term (years)	5
Expected volatility	100.00%
Dividend Yield	0.00%

Information about all employee options outstanding is as follows:

	2006		2005
		Weighted Average		Weighted Average
For the years ended December 31,	Shares	Exercise Price	Shares	Exercise Price
Options Outstanding at beginning of year	2,510,337	$0.88	0	$-
Granted	774,604	$0.53	2,510,337	$0.88
Cancelled	(108,926)	$0.88	0	$-
Options Outstanding at end of year	3,176,015	$0.79	2,510,337	$0.88

The weighted average remaining contractual life of options outstanding at December 31, 2006 was 9 years.

A summary of employee options outstanding and employee options exercisable under the Company's plan is set forth below:

Outstanding				Exercisable
		Weighted
		Average
		Remaining	Weighted		Weighted
Exercise	# of Options	Contractual	Average	# of Options	Average
Price	Outstanding	Life	Exercise Price	Exercisable	Exercise Price
$ 0.19	375,890	10 years	$0.19	194,778	$0.19
$ 0.50	125,000	9 years	$0.50	46,875	$0.50
$ 0.88	2,401,411	9 years	$0.88	1,842,170	$0.88
$ 1.00	273,714	10 years	$1.00	85,994	$1.00

During 2005, the Company issued 25,000 options to an external consultant. The fair market value of these options were determined using the Black-Scholes method and were deemed immaterial.

The following table illustrates the pro forma effect on net income (loss) if the Company had applied the fair value recognition provisions of FASB Statement No. 148, "Accounting for Stock-Based Compensation - Transition & Disclosure,  An Amendment to FASB Statement No. 123," to stock-based employee compensation in 2005.

2005
Net loss attributable to common shareholders, as reported	$(7,824,967)
Add: total stock-based employee compensation
expense included in reported net loss	-
Deduct: stock-based compensation expense
determined under the fair value method,
net of tax effect, for all employee awards	(69,090)

Pro forma net loss attributable to common shareholders	$(7,894,057)

Loss per share
Basic-As reported	$(0.29)
Basic-Pro Forma	$(0.29)

During the year ended December 31, 2005, the Company issued options to acquire 2,510,337 shares of Common Stock to certain employees and directors at an exercise price of $0.88. The fair value of option grants is estimated as of the date of grant using the Black- Scholes option-pricing model with the following assumptions for the grant made during the year ended December 31, 2005:
Expected life of option five (5) years, volatility rate 100%, risk-free interest rate ranging between 6.25%-7.15%, and a zero percent (0%) dividend yield.

Warrants to Purchase Common Stock

During 2005, the Company issued various warrants to preferred shareholders and the placement agents in connection with the Series A and B Offerings. On September 11, 2006, the Company issued warrants to purchase 1,500,000 of Celsia common stock to  a third party as part of a distribution agreement. As part of the same agreement, the Company received warrants to purchase 500,000 shares of the distributors common stock. The warrants vest 25% in December 2006, 25% in December 2007, and 50% contingent  upon acheivement of volume thresholds. The agreement was executed with the intention that the value of each warrant to be materially  similar in value. Management has estimated the fair market value of both issuances using the Black-Scholes  and has valued the issuance to them at approximately $220,000. The Company has recorded an expense totaling approximately $55,000 related to this issuance for the year ended December 31, 2006. No value was assigned to the warrants received by the Company.

A summary of the issued and outstanding warrants are as follows:

Exercise	# of Warrants	# of Warrants	Expiration
Price	Outstanding	Exercisable	Date
$ 0.32	1,500,000	375,000	September 2011
$ 0.88	1,874,178	1,874,178	July 2010
$ 1.09	1,097,142	1,097,142	July 2010
$ 1.10	2,759,357	2,759,357	July 2010
$ 1.32	2,759,357	2,759,357	July 2010
$ 1.50	772,190	772,190	December 2010
$ 3.00	765,850	765,850	December 2010

Warrants to Purchase Preferred Stock

During 2005, the Company issued various warrants to placement agents in connection with the Series A and B Offerings. A summary of these warrants are as follows:

Exercise	# of Warrants	# of Warrants	Expiration
Price	Outstanding	Exercisable	Date
$ 0.88	1,364,528	1,364,528	July 2010
$ 1.50	210,000	210,000	December 2010

Note 5 - Bond payable

The bond payable (Won 300 million) at December 31, 2006, was issued to Asia Vital Components in December 2002 and matures in December 2007. The bond carries no interest and has been discounted using a 7% interest rate. At December 31, 2006  the unamortized bond discount amounted to $20,291.

The bond payable at December 31, 2006 is summarized as follows:

Face Amount	$322,597
Less: Discount	(93,908)
Plus: Amortization of discount	73,616

Carrying value	$302,305

Under the original terms, the bond was convertible into 6,667 shares (an approximate 2% ownership) of common stock in the Korea Subsidiary; however, Asia Vital Components has waived its right to convert the bond into common stock.

Note 6 - Subsequent Event

On February 20, 2007, the Company issued Secured Convertible Promissory Notes (the “Notes”) in an aggregate principal amount of $1,000,000 to certain purchasers (the “Noteholders”) pursuant to the terms of Securities Purchase Agreements dated as of February 20, 2007 by and between the Company and the Noteholders. The Notes carry an annual interest rate of 10%, with all principal and accrued interest being due and payable on June 20, 2007; provided, however, that upon the terms and subject to the conditions of the Notes, all outstanding principal and interest on the Notes will automatically convert into securities of the Company issued pursuant to a Company financing meeting certain conditions (a “Qualified Financing”), if such Qualified Financing is effectuated on or prior to June 20, 2007. All principal and accrued interest on the Notes shall become payable prior to June 20, 2007 upon certain events of default relating to, among things, the bankruptcy or dissolution of the Company, the sale of substantially all of the Company’s assets and certain breaches by the Company of the terms and conditions of the Notes and related agreements. The obligations evidenced by the Notes are secured by a pledge of substantially all of the Company’s assets, including the capital stock of Celsia Technologies UK Limited and Celsia Technologies Korea, Inc. In connection with the issuance of the Notes, the Company’s Chief Executive Officer and Chief Financial Officer have agreed to transfer approximately 735,000 shares of Company common stock held by such executives to the Noteholders in the event that a Qualified Financing does not occur on or prior to June 20, 2007.

Celsia Technologies, Inc. and Subsidiaries
Consolidated Balance Sheet
as of September 30, 2007
Unaudited (US Dollars)

Assets
Current Assets
Cash and cash equivalents	$4,043,258
Receivable	238,613
Inventory	128,275
Prepaid expenses	50,947
Other	29,063
Total current assets	4,490,156

Guarantee deposits	144,100
Advance payments	178,483

Furniture and equipment, net (note 1)	624,454
Deferred Charges (note 1)	1,899,226
Royalty Advance (note 3)	500,000
Intangible Assets, net (note 3)	98,878

Total assets	$7,935,297

Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$372,732
Bond Payable (note 4)	330,373
Accrued expenses
Payroll and Related	778,642
Other	403,274
Other	81,629
Total current liabilities	1,966,650

Convertible Debenture, net (note 6)	3,977,480
Accrual for Employee Retirement Benefits (note 3)	123,679

Total liabilities	6,067,809

Stockholders' equity (note 6 & 7)
Preferred Stock, Series A; $.001 par value; 30,000,000 shares authorized; 22,834,233 issued and outstanding	22,834
Preferred Stock, Series B; $.001 par value; 7,000,000 shares authorized; 3,063,402 issued and outstanding	3,063
Common stock; $.001 par value; 500,000,000 shares authorized; 83,293,476 issued and outstanding	83,294
Common stock Subscribed	6,183
Additional paid-in-capital	39,834,354
Other comprehensive loss	(169,857)
Accumulated (deficit)	(37,912,383)
Total stockholders' equity	1,867,488

Total liabilities and stockholders' equity	$7,935,297

See notes to consolidated financial statements

Celsia Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
Unaudited (US Dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue	$208,266	$32,854	$506,921	$55,414

Costs and expenses
Cost of Sales	329,089	149,670	877,027	433,924
Selling and Administrative expenses	1,057,060	2,117,212	2,599,364	4,802,375
Depreciation	44,406	6,599	133,637	18,756
Amortization of deferred financing cost (note 1)	147,761	-	231,925	-
Miscellaneous (income) expense	(3,054)	(19,534)	1,898	(16,834)
Total costs and expenses	1,575,262	2,253,947	3,843,851	5,238,221

Operating (loss)	(1,366,996)	(2,221,093)	(3,336,930)	(5,182,807)

Other income (expenses)

Financing Expense (note 6)	(3,430,591)	-	(9,491,155)	-
Net Loss on Disposal of furniture and equipment	-	-	-	(45,900)
Loss on Investment	-	-	-	(110,670)
Interest and other income	77,567	61,902	116,912	134,593
Interest expense (notes 5 and 6)	(626,113)	(20,289)	(812,076)	(47,450)

Total other income (expenses)	(3,979,137)	41,613	(10,186,319)	(69,427)

Net (loss)	$(5,346,133)	$(2,179,480)	$(13,523,249)	$(5,252,234)

Dividend on Series A Preferred Stock (Note 7)	$(101,296)	$(2,360,171)	$(142,440)	$(3,037,869)
Deemed Dividend on Series A & B Preferred Stock			$(652,318)

Net Loss Attributable to Common Shareholders	$(5,447,429)	$(4,539,651)	$(14,318,007)	$(8,290,103)

Net Loss per Share:
Basic and Diluted	$(0.07)	$(0.15)	$(0.25)	$(0.28)

Weighted Average Shares Outstanding	83,258,145	30,089,173	58,412,810	29,792,739

See notes to consolidated financial statements

Celsia Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Unaudited (US Dollars)

	Nine Months Ended
	September 30,
	2007	2006
Cash flows from operating activities:
Net (loss)	$(13,523,249)	$(5,252,234)
Adjustments to reconcile net (loss) to net cash (used)
by operating activities:
Depreciation	133,637	18,756
Amortization of Deferred Charges	231,925	-
Amortization of Debt Discount	574,736	-
Issuance of warrants for service	75,229	-
Issuance of warrants as settlement	32,700	-
Beneficial Conversion Feature	3,430,591	-
Financing Expense	6,060,564	-
Stock Based Compensation	150,291	180,702
Loss on Investment	-	110,670
Accrued Registration Rights Penalty settled with Preferred Stock	-	902,611
Loss on Disposal of Furniture and Equipment	-	45,901
Imputed Interest, Net	-	(17,988)
Changes to certain other accounts:
Receivable	(183,161)	64,673
Inventory	238	(42,874)
Advance payments	(43,380)	(49,402)
Prepaid expenses	(16,655)	(12,437)
Accounts payable	(48,038)	(162,827)
Accrued expenses	(208,510)	(153,827)
Accrual for Employee Retirement Benefits	(23,433)	166,452
Other	(28,607)	(4,388)
Net cash (used) by operating activities	(3,385,122)	(4,206,212)

Cash flows from investing activities:
Deposits	(13,294)	(1,218)
(Acquisition) Redemption of short-term financial instrument	-	(10,571)
Purchase of furniture and equipment	(64,119)	(106,960)
Net cash (used) by investing activities	(77,413)	(118,749)

Cash flows from financing activities:
Short-term borrowings	-	(231,683)
Long-term borrowings	-	30,838
Deferred Finance Charge	(1,139,607)	-
Proceeds from issuance of Convertible Debt	8,350,000	-
Net cash (used) provided by financing activities	7,210,393	(200,845)

Net (decrease) increase in cash and cash equivalents	3,747,858	(4,525,806)

Cash and cash equivalents - beginning of period	$295,400	$6,009,966

Cash and cash equivalents - end of period	$4,043,258	$1,484,160

Supplemental cash flow disclosure
Noncash financing activity

During 2007 and 2006 the Company recorded stock compensation
arrangements for certain employees and directors	$150,291	$180,702

During 2007, the Company recorded a premium on the conversion of
issued notes payable to convertible debenture as a deferred finance charge	$115,000	$-

During 2007, the Company issued warrants to placement agents
for convertible debenture as a deferred finance charge	$876,544	$-

During 2006 the Company issued Preferred Stock as a Preferred
Stock Dividend	$-	$1,554,703

During 2006 the Company issued Common Stock as a Preferred
Stock Dividend	$-	$1,772,308

During 2006 the Company issued Preferred Stock Series A Shares
to settle the Registration Rights Penalty	$-	$902,611

During 2006 Preferred Shares were converted into Common Shares	$-	$428

See notes to consolidated financial statements

Celsia Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2007

Note 1 - Summary of significant accounting policies

Organization

Celsia Technologies, Inc. (the "Company" or "Celsia"), a US Corporation incorporated in Nevada, is formerly known as iCurie, Inc. Celsia's operations consist of research, development, and commercialization of next-generation cooling solutions. The Company was founded in 2000 to address the emerging heat problem that now threatens the development of higher-performing microelectronic products. Celsia anticipates being the first  Company to take this innovative thermal management technology from the laboratory to high volume manufacturing, and operate as both a licensor of the technology and a vertically integrated provider of customized applications.

The Company's corporate headquarters is located in Miami, USA with subsidiaries in London, United Kingdom and Seoul, South Korea. Our Design and Manufacturing operations are based in Seoul. Our patented NanoSpreader™ is a completely new alternative to conventional cooling devices. By utilizing a nano scale environment, the laws of physics are manipulated enabling our cooling technology to be thinner, lighter and deliver significantly higher thermal conductivity (heat transfer capacity) versus conventional options such as Heat Pipes. And, we can supply our plate-shaped heat spreaders in virtually any shape that a design engineer requires. As a result, customers should be able to achieve improved product performance without trading off size, weight or cost considerations.

Celsia Technologies, Inc.'s subsidiaries consist of (i) Celsia Technologies UK Limited ("UK Subsidiary"), a United Kingdom Company formerly known as iCurie Lab Holdings Limited, and (ii) Celsia Technologies Korea, Inc. ("Korea Subsidiary"), a Korean Company formerly known as iCurie Lab, Inc. In consolidation, all significant intercompany balances and transactions have been eliminated.

Financial reporting

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007.

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements. Although these statements are based on management's best knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates. Significant estimates required to be made by management include the valuation of investments, equity securities issued, prepaid royalties, registration rights, intangible assets, and accouting for convertible debentures.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company and its Subsidiaries have recently commenced limited revenue producing operations and have sustained accumulated losses since inception of approximately $37.9 million. The Company and its Subsidiaries have funded operations through equity and debt financing since inception. All these factors raise substantial doubt over the Company's ability to continue as a going concern.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments, including time deposits, which are readily convertible into known amounts of cash and have an original maturity dates of three months or less. The Company and its Subsidiary's cash and cash equivalents are maintained in banks and financial institutions in the United States, United Kingdom and South Korea, and they have not experienced any losses on their cash balances.

Inventory

Inventory consists of finished goods ready to be sold to customers. Inventories are carried at the lower of cost or market value.

Investment

The UK Subsidiary owns 527,000 shares of an entity affiliated through common management. During 2006, the Company recorded a $110,670 loss on investment to bring its carry basis down to its estimated net realizable value. These shares have been fully reserved and carry a book value of $ 0 as of September 30, 2007.

Revenue recognition

The Company's policy is to record revenue as earned when the following attributes are met.

•	Persuasive evidence of a sale arrangement exists.

•	Delivery has occurred to the customers.

•	The sales price to the customer is fixed or determinable.

•	Collection is reasonably assured.

The Company recognized revenues of $506,921 and $55,414 for the nine months ended September 30, 2007 and 2006, respectively, from customer orders for test samples and commercial deliveries.

Deferred costs

In connection with obtaining debt financing as described in Note 6, the Company incurred legal and other related fees. Deferred financing costs incurred in connection with long-term financing amounted to $2,131,150 and are being amortized on a straight-line basis over the stated term of the loan. Amortization expense for the nine months ended September 30, 2007 amounted to $231,925.

Furniture and equipment

Furniture and equipment at June 30, 2007 are summarized as follows:

Vehicles	$72,327
Machinery	605,481
Furniture and fixtures	411,843
1,089,651
Accumulated depreciation	(465,197)
$624,454

Furniture and equipment are stated at cost. Major renewals and betterments, which prolong the useful life or enhance the value of assets, are capitalized. Depreciation is computed using the straight-line method over the estimated life of five years for  machinery and equipment, furniture and fixtures, and vehicles. Depreciation expense for the nine months ended September 30, 2007 and 2006 amounted to $133,637 and $18,756, respectively.

Net Loss per Share

Basic Loss per share is computed by dividing net loss attributable to common shareholders for the period by the weighted average number of common shares outstanding during the period. Diluted  earnings per share is computed by dividing net earnings by the weighted average number of shares plus the dilutive effect of convertible debt and preferred shares and outstanding options and warrants. Approximately 23 million and 3 million shares to be issued upon conversion of Series A and Series B, respectively, Preferred Shares were excluded from the calculation of diluted earnings per share for the period ended September 30, 2007 and 2006, respectively, because they were anti-dilutive. Approximately 136 million shares to be issued upon conversion of the convertible debenture were excluded from the calculation of diluted earnings per share for the period ended September 30, 2007 because they were anti-dilutive.

Long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the aggregate undiscounted future cash flows is less than the carrying value of the asset, an impairment loss is recognized, based on the fair value of the asset.

Business risks

The Company is subject to the risks associated with start-up and high growth companies such as the risks of raising adequate capital, producing profitable operations, and operating in various countries throughout the world.

Research and development costs

Research and development costs are expensed as incurred and amounted to $439,725 and $624,337 for the nine months ended September 30, 2007 and 2006, respectively.

Foreign currency translation

The reporting and functional currency of the Company and its UK Subsidiary is the U.S. Dollar, while the functional currency of Korea Subsidiary is the Korean Won.

The assets and liabilities of the Korea Subsidiary have been translated into U.S. Dollars at the prevailing period-end rate of exchange, while the related income and expense items were translated at the average rate of exchange during the period. The resulting translation adjustments are accumulated in a separate component of stockholders' equity (deficit).

The Company follows Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income." SFAS 130 requires a Company to report comprehensive income (loss) and its components in a full set of financial statements. Comprehensive income (loss) includes the change in equity during a period from transactions and other events and circumstances from non-owner sources, such as unrealized gains (losses) on foreign currency translation adjustments. Changes in unrealized foreign currency translation gains (losses) for the nine months ended September 30, 2007 and 2006 amounted to ($51,293) and $(19,231), respectively. Accordingly, comprehensive loss for the nine months ended September 30, 2007 and 2006 amounted to $13,574,542 and $5,271,465, respectively.

Fair value of financial instruments

The Company's cash, receivables, accounts payable, short-term debt, bonds payable, and convertible debenture represent financial instruments whose carrying amounts reasonably approximate their fair value.

Recent accounting pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which provides clarification related to the process associated with accounting for uncertain tax positions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement did not have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which provides guidance for measuring the fair value of assets and liabilities, as well as requires expanded disclosures about fair value measurements. SFAS 157 indicates that fair value should be determined based on the assumptions marketplace participants would use in pricing the asset or liability, and provides additional guidelines to consider in determining the market-based measurement . The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Note 2 - Income Taxes

The Company recognizes deferred tax assets and liabilities created by temporary differences between the financial statement and tax basis of assets and liabilities. Deferred tax assets and liabilities are computed on such temporary differences, including available net operating loss carry forwards and tax credits, by applying enacted statutory tax rates applicable to the years when such differences are expected to reverse. A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized.

The Company currently operates in the United States, while its Subsidiaries operate in the United Kingdom and South Korea. Operating loss carryforwards in the United States approximated $8,000,000 at December 31, 2006, and can be carried forward for 20 years, expiring in the years 2025-2026. Operating loss carryforwards in the United Kingdom approximated $9,000,000 at December 31, 2006, and can be carried forward indefinitely, provided the Company (i) doesn't cease operations and (ii) doesn't change its business nature, while operating loss carryforwards in South Korea approximated $4,300,000 at December 31, 2006, and expire in the years 2007-2011. The Company has a deferred tax asset of approximately $6,700,000 and has recorded a full valuation allowance against the deferred tax asset resulting from these tax loss carry-forwards.

Note 3 - Commitments

Operating Leases

The Company has two leases in Seoul, Korea for its pilot plant, as well as for its administrative and research office. One lease expires in March 2008 and the other in July 2007. As of December 31, 2006, the minimum future rental commitments under all non-cancelable operating leases with terms greater than one year, are as follows:

Year Ending December 31,
2007	$113,832
2008	$13,871
$127,703

Accrual for Employment Retirement Benefits

The Company has recorded a liability of $123,679 as of September 30, 2007, as a result of a legal decision by the Korean Supreme Court in 2006 related to employment benefits. The Company believes that this potential liability will not be paid within the current year, and it has therefore been recorded as a long term liability.

Commitments to a third party

According to an agreement between the Korea Subsidiary and Sae Han IT, on May 21, 2004, The Korea Subsidiary is to provide 25 percent of gross margin to B.A.C. Network (BAC) from the micro cooling systems business for 3 years from the initial sales to include only LG Electronics, LGIBM, and others to which LG Electronics and LGIBM will supply the Company's products. Gross margin is determined based on the difference between suppliers' unit cost and selling price to purchaser.  Through September 30, 2007, no qualifying sales have occurred.

Royalty Agreement

On May 18, 2005, the UK Subsidiary entered into a Royalty Agreement with CHL Investment Partnership ("CHL") and Hansen Gray & Company, Inc. ("Hansen Gray"). The terms of the agreement call for a payment of 1.14% and 0.86% of revenue to CHL and Hansen Gray, respectively, once the UK Subsidiary's revenue exceeds $25 million. The agreement is terminated once the aggregate payment to CHL and Hansen Gray totals $50 million. During 2005, the Company paid a Royalty Advance to Hansen Gray totaling $500,000 which is recorded as a royalty advance.

On July 18, 2007, the Company and AMF Capital, Inc. (formerly known as Hansen Gray & Company, Inc) (“AMF”) entered into a Settlement Agreement and Release pursuant to which the Company and AMF resolved certain claims of AMF against the Company. Pursuant to the Settlement Agreement, the Company paid $100,000 in cash to AMF and issued to AMF a warrant to purchase 1,000,000 shares of common stock of the Company at an exercise price of $0.88 per share, and AMF released the Company from any and all claims except for certain specified contractual rights as set forth in the Settlement Agreement.

CHL is an organization in which Dr. Jeong Hyun Lee (a former Director of the Company) holds an interest in. Hansen Gray is an entity affiliated through common management.

Intangible Assets

In April 2007, Celsia acquired certain assets and liabilities together with two sales executives and a thermal management customer base from CheongNam International Co. Ltd. ("CNIT"), a Korean entity, for approximately $70,000. The Company has recorded assets of approximately $88,000, liabilities of approximately $82,000 and intangible asset (which is the value assigned to the acquired customer list) of approximately $64,000. The Company is amortizing this customer list over 36 months.

The Company has also recorded an intangible asset for costs incurred with filing approved patents and trademarks of approximately
$34,000.

Registration Rights

The Company entered into a registration rights agreement with the preferred series B share holders dated December 16, 2005. Under the terms of the Registration Rights Agreement, the Company is required to use its best efforts to file a Registration Statement covering the underlying Common Stock within six months after the Company's Registration Statement on Form SB-2 (SEC File No. 333-128856) is declared effective. The Company is required to maintain the effectiveness of the Initial Registration Statement through the first anniversary of the Closing Date and shall use its best efforts to maintain the effectiveness of the Initial Registration Statement through the second anniversary of the Closing Date. This agreement was amended on May 25, 2007 to reflect the subordination of rights under this agreement to the registration rights agreement entered into by the Company on May 25, 2007 as described below.

The Company entered into a registration rights agreement with the Convertible Debenture Holders dated May 25, 2007 (see Note 6). Under the terms of the Registration Rights Agreement, the Company is required to file a Registration Statement (the "Initial Registration Statement") covering the Common Stock (i) into which the Debentures are convertible and (ii) for which the Warrants and Placement Agent Warrants are exercisable (collectively, the “Registrable Securities”) within 30 days of a demand by Debenture Holders or within six (6) months after the Closing Date. If the Initial Registration Statement is not filed on or prior to its Filing Date, or in certain other circumstances, the Company shall pay to each Debenture Holder an amount in cash equal to 1.0% of the aggregate purchase price paid by such Debenture Holder pursuant to the Purchase Agreement for any unregistered securities then held by such Debenture Holder. Management has not accrued a liability for this contingency as they feel the non-performance of the filing requirement is remote.

Note 4 - Bond payable

The bond payable (Won 300 million) at September 30, 2007, was issued to Asia Vital Components in December 2002 and matures in December 2007. The bond carries no interest and has been discounted using a 7% interest rate. At September 30, 2007 the unamortized bond discount amounted to ($1,985).

The bond payable at June 30, 2007 is summarized as follows:

Face Amount	$328,388
Less: Discount	(95,594)
Plus: Amortization of discount	97,579
Carrying value	$330,373

Note 5 - Notes Payable

On February 20, 2007 and April 20, 2007, the Company issued Secured Convertible Promissory Notes (the “Notes”) in an aggregate principal amount of $1,000,000 and $150,000, respectively, to certain purchasers (the “Noteholders”) pursuant to the terms of Securities Purchase Agreements dated as of February 20, 2007 by and between the Company and the Noteholders. The Notes carry an annual interest rate of 10%, with all principal and accrued interest being due and payable on June 20, 2007; provided, however, that upon the terms and subject to the conditions of the Notes, all outstanding principal and interest on the Notes will automatically convert into securities of the Company issued pursuant to a Company financing meeting certain conditions (a “Qualified Financing”). if such Qualified Financing is effectuated on or prior to June 20, 2007. All principal and accrued interest on the Notes shall become payable prior to June 20, 2007 upon certain events of default relating to, among things, the bankruptcy or dissolution of the Company, the sale of substantially all of the Company’s assets and certain breaches by the Company of the terms and conditions of the Notes and related agreements. The obligations evidenced by the Notes are secured by a pledge of substantially all of the Company’s assets, including the capital stock of Celsia Technologies UK Limited and Celsia Technologies Korea, Inc. In connection with the issuance of the Notes, the Company’s Chief Executive Officer and Chief Financial Officer have agreed to transfer approximately 735,000 shares of Company common stock held by such executives to the Noteholders in the event that a Qualified Financing does not occur on or prior to June 20, 2007.

On May 25, 2007, the Company issued Convertible Debentures which met the conditions of a Qualified Financing. The Notes, totaling principal of $1,150,000, interest of $27,847, and a 10% premium on principal totaling $115,000, were automatically converted into the Convertible Notes (see Note 6). Upon completion of the transaction, the 735,000 shares of Company common stock pledged by the Company's Chief Executive Officer and Chief Financial Officer were returned to them.

Note 6 - Convertible Debentures

On May 25, 2007, the Company issued 8% Secured Convertible Debentures due May 25, 2010 (the “Debentures”) in the aggregate principal amount of $8,142,847 to certain individuals and entities, together with warrants exercisable for a total of 70,752,778 shares of the Company’s common stock at a price of $0.144, for an aggregate of $6,850,000 in cash and the surrender of previously outstanding promissory notes of the Company totaling $1,292,847 (see Note 5). The Company used the Black Scholes option-pricing model to value the warrants issued to the Debenture Holders and applied it to the principal amount to determine the convertible debt discount. The Company will amortize the discount over the life of the Debenture (36 months).

The sale of Debentures and Warrants (the “Debenture Offering”) was effected pursuant to a Securities Purchase Agreement dated as of May 25, 2007 between the Company and the Debenture Holders (the “Purchase Agreement”). In connection with the Debenture Offering, the Company entered into a Security Agreement and Registration Rights Agreement, each dated as of May 25, 2007, with the Debenture Holders (see Note 3).

On August 17, 2007, the Company issued an additional 8% Secured Convertible Debenture due May 25, 2010 in the principal amount of $350,000, together with a warrant to purchase 2,800,000 shares of the Company’s common stock at a price of $0.144, for $350,000 in cash, on the same terms as the Company’s debentures and warrants issued on May 25, 2007.

In connection with the Debenture Offerings, the placement agents (i) received a cash fee of approximately $618,000 and (ii) are entitled to receive warrants to purchase 5,120,000 shares of the Company’s common stock at a price of $0.144. The Company has recorded payments to the placement agents as a deferred cost (see Note 1).

As part of the debt financing, each holder of Series A & B Preferred Stock who certified their status as an accredited investor was issued 2.19 shares of Common Stock for each share of Preferred Stock held. The Company has recorded a financing expense of $6,060,564 representing the fair value of the 50,504,696 shares of Common Stock issued as an inducement to the Series A & B Preferred Shareholders to consent to the convertible debenture. As of September 30, 2007, 46,517,737 shares of Common Stock have been issued and the remaining 3,986,959 shares have been recorded as Common Stock subscribed. As part of the same consent, the Series A & B Preferred Shareholders agreed to modify the terms of the preferred stock to eliminate their seniority to the Debenture holders in regards to the sale or liquidation of the Company, forfeit any unpaid and undeclared dividends through May 24, 2007, lower the dividend rate on the Series A Preferred Stock to two percent per annum (2%) going forward, and eliminate certain additional rights of the preferred stock. In addition, the Series A & B Preferred Shareholders waived any future anti-dilution rights.

Upon issuing the Debentures, the Company triggered certain anti-dilution provisions in the Company's warrants which lowered the conversion price and increased the number of shares the warrant is convertible for. The Company used the Black-Scholes option-pricing model to determine the fair market value of the adjusted warrants and recorded a deemed dividend of $652,318 (see note 7).

The Debenture Holders shall be entitled to receive interest on the aggregate unconverted and then outstanding principal amount of their Debentures at the rate of 8% per annum, payable quarterly, in cash or Common Stock at the discretion of the Company, and subject to certain limitations and restrictions. The Debentures are secured by substantially all of the Company’s assets. The Debenture Holders have the right to convert the Debentures at any time into shares of Common Stock at an initial conversion price of $0.125. The exercise price of the Warrants and Placement Agent Warrants are $.144 per share. The initial conversion price of the Debentures and the exercise price of the Warrants and Placement Agent Warrants are subject to adjustment upon certain events.

The Company triggered adjustments to the conversion price of the Debenture and the exercise price of the Warrants as a result of the Company's financial results for the period ending September 30, 2007, which will be effective the first day following the filing of this periodic report. The Debenture Holders have the right to convert the Debentures at any time into shares of Common Stock at a conversion price of $0.0625. The number of Warrants issued to the Debenture Holders and the Placement Agents increased to 147,105,556 and 10,240,000, respectively, and the exercise price was reduced to $0.072 per share.

The Company used the Black Scholes option-pricing model to value the adjusted warrants issued to the Debenture Holders and applied it to the principal amount to determine the convertible debt discount which totaled $5,062,256. The Company will amortize the discount over the life of the Debenture (36 months). During the nine months ended September 30, 2007, the Company amortized $546,889 of the debt discount into interest expense. As a result of the adjustment to the conversion price, the Company has recognized a beneficial conversion feature and has recorded a Financing Expense totaling $3,430,591 for the nine months ended September 30, 2007.

Note 7 - Stockholders' equity

Capital stock

At June 30, 2007, the Company had an authorized number of shares of 500,000,000 Common Shares and 100,000,000 of Preferred Shares, 30,000,000 of which has been designated as Preferred Series A Shares and 7,000,000 of which has been designated Preferred Series B Shares. The total issued and outstanding shares were 83,293,476 Common Shares, 22,834,233 Preferred Series A Shares, and 3,063,402 Preferred Series B Shares.

During the year ended December 31, 2006, 560,030 shares of Preferred Series A were converted to Common Shares at a rate of 1:1. On September 30, 2006, the Company issued 6,564,104 common shares (valued at $1,772,307) to Series A and Series B Preferred Shareholders as a 25% common stock dividend.

Share Exchange Agreement and Series A Offering

Effective as of July 8, 2005, Cedar Mountain Distributors, Inc. entered into a Share Exchange Agreement with the shareholders of iCurie Lab Holdings Limited, a UK Company, and certain additional parties. Immediately prior to the execution of the Share Exchange Agreement 3,050,001 shares of Cedar Mountain common stock were cancelled (the "Common Stock Cancellation") pursuant to agreements between Cedar Mountain and certain shareholders of Cedar Mountain (including the then sole officer and director of Cedar Mountain) for aggregate consideration of $214,000. After the Common Stock Cancellation, 1,350,023 shares of Cedar Mountain remained issued and outstanding. Upon the consummation of the transactions contemplated by the Share Exchange Agreement on July 8, 2005, (i) Cedar Mountain acquired all of the outstanding shares of iCurie UK (resulting in iCurie UK becoming a wholly owned subsidiary of Cedar Mountain), (ii) Cedar Mountain issued 24,935,047 shares of common stock to the shareholders of iCurie UK and certain of their assigns, which represented 94.864% of the issued and outstanding shares of Cedar Mountain common stock, (iii) the sole director and executive officer of Cedar Mountain resigned, (iv) directors and officers associated with iCurie UK were appointed as directors and officers of Cedar Mountain, (v) Amended and Restated Articles of Incorporation of Cedar Mountain were approved and filed which, among other things, changed the name of Cedar Mountain to iCurie, Inc., and authorized 30,000,000 shares of Series A Preferred Stock; and (vi) the new directors approved and adopted Amended and Restated Bylaws of iCurie, Inc.

The Share Exchange between the shareholders of iCurie UK, a private company, with Cedar Mountain, a non-operating public shell with nominal assets, was accounted for as an equity transaction. The stock retained by the shareholders of Cedar Mountain has been adjusted to reflect the financing transaction with the proceeds equal to the net asset value of Cedar Mountain immediately prior to the acquisition and the equity of iCurie has been adjusted to reflect a recapitalization whereby the prior retained earnings of Cedar Mountain were eliminated. This resulted in an adjustment to common stock and additional paid in capital to arrive at the net asset value of Cedar Mountain of $34,844. This amount has been reflected in the statement of stockholder’s equity as the effects of the July recapitalization of iCurie. No goodwill or other intangible asset has been recorded in connection with the share exchange. The historical financial statements of Cedar Mountain (which has since changed its name to iCurie, Inc) has become the historical financial statements of iCurie UK.

Effective as of July 11, 2005, iCurie, Inc. issued 20,995,239 shares of Series A Preferred Stock, together with warrants exercisable for a total of 6,441,895 shares of the Company's common stock at prices ranging from $0.88 - $1.32, to various parties in exchange for approximately $12.48 million in cash (at a cash price of $0.88 per share of Series A Preferred Stock) and the transfer of $4.6 million of previously issued promissory notes issued by various parties. Certain of the promissory notes carried beneficial conversion features and as a result, during the year ended December 31, 2005, the Company recorded additional interest expense of $192,959. (These transactions are collectively referred as the “Series A Offering”). The Series A Offering was effectuated pursuant to Subscription Agreements (in the case of cash sales) and a Preferred Stock Purchase Agreement (in the case of the issuance of Series A Preferred Stock for promissory notes) between iCurie, Inc. and the stock recipients, each effective as of July 11, 2005.

In connection with the Series A Offering, the Company entered into a Registration Rights Agreement dated as of July 11, 2005 with the Company's shareholders, Series A Shareholders, and certain additional parties. Under the terms of the Registration Rights Agreement, if a registration statement is not filed within 60 days of July 11, 2005 or declared effective within 120 days of July 11, 2005 (each a "Non-registration Event"), then for each 30 day period during the pendancy of such a Non-Registration Event, the company is required to pay to the selling shareholders liquidated damages in an amount equal to one percent (1%) of the aggregated price such selling shareholders paid for the Company's series A Preferred stock (deemed to be $0.88 per share), which the company may pay in cash or additional shares of series A Preferred Stock (valued at $0.88 per share), at the company's option. The registration statement was filed on October 6, 2005 and was declared effective on April 17, 2006. At December 31, 2005, the Company accrued $923,790 as an estimate of the registration rights penalty, which amount is included in selling and administrative expenses in the accompanying 2005 financial statements. On August 10, 2006, the Company issued 970,550 Series A Preferred Shares valued at $902,611 to Preferred Series A Share Holders in settlement of the Registration Rights Penalty. Hansen Gray and CHL have certain registration rights, and the holders of the Series A Preferred Shares have certain continuing rights under this Registration Rights Agreement. This agreement was amended on May 25, 2007 to reflect the subordination of rights under this agreement to the registration rights agreement entered into by the Company on May 25, 2007 (see Note 3).

In addition to the warrants issued together with Series A Preferred Stock, 681,018 warrants for common stock and 1,364,528 warrants for preferred (Series A) stock were issued to placement agents.

Pursuant to the Share Exchange Agreement, the Company agreed to assume the obligations of iCurie UK under a Placement Agent Agreement between iCurie UK, Indigo Securities LLC and Axiom Capital Management Inc. (Indigo and Axiom are collectively referred to as the “Placement Agent”), pursuant to which the Placement Agent was compensated by the Company for its services in connection with the Share Exchange Agreement and the Series A Offering. In connection with the Share Exchange Agreement and Series A Offering, the Company also granted warrants exercisable for a total of 270,000 shares of iCurie, Inc. common stock to a party that identified Cedar Mountain as a potential participant in the share exchange.

In connection with the Share Exchange Closing and Series A Offering, (i) certain executive officers entered into employment agreements, (ii) iCurie, Inc. advanced a major shareholder $500,000 (see Note 3) payable under a pre-existing revenue sharing agreement and entered into certain related transactions with such shareholder, (iii) iCurie, Inc. cancelled a $1.1 million promissory note made by an executive officer in exchange for 1.25 million shares of common stock of the Company owned by such officer, (iv) an option for 440,000 shares of the Company's common stock held by an executive officer was cancelled in exchange for a warrant to purchase 1,097,142 shares of iCurie, Inc. common stock, (v) iCurie, Inc. executive officers were paid certain accrued but previously unpaid salaries in cash and shares of iCurie, Inc. common stock and (vi) an executive officer agreed to indemnify iCurie, Inc. against certain liabilities.

Terms of Series A Preferred

In the event of any sale or dissolution of the Company, the holders of the Series A Preferred shall be entitled to receive in preference to the holders of the Series B and Common Stock a per share amount equal to $0.88 plus any accrued, unpaid dividends. The holders of the Series A Preferred have the right to convert the Series A Preferred at any time into shares of Common Stock at an initial conversion rate of 1:1, as defined. At the option of the Company, if certain criteria as defined in the agreement are met, the Series A Preferred can be converted into Common Stock.

Prior to May 25, 2007, the holders of Series A Preferred Stock were entitled to receive cumulative, compounding dividends at a rate of eight percent (8%) per annum as, when and if declared by the Board of Directors of the Company. The dividends may be paid in cash or shares of Series A Preferred Stock (valued at original issue price) at the sole discretion of the Company. Holders of Series A Preferred Stock also receive on an as-converted basis any distributions paid on the common stock. No dividends may be paid on common stock unless all unpaid cumulative dividends on the Series A Preferred Stock are paid. On August 10, 2006, the Company issued approximately 1,700,000 shares of Series A Preferred Stock as dividends to all holders of record on July 11, 2006, valued at approximately $1,500,000. As of May 25, 2007, the Series A Preferred Stock consented to waive any unpaid and undeclared dividends which resulted in the reversal of approximately $1,172,000 in accumulated, unpaid and undeclared dividends (see Note 6). In addition, the Series A Preferred Shareholders consented to lower the compounding dividend rate to two percent (2%) per annum. As of September 30, 2007, accumulated, undeclared dividends on the Series A Preferred Shares totaled approximately $142,000.

Terms of Series B Preferred

Subject and subordinate to the liquidation rights of the Company’s Series A Preferred Stock, the holders of the Series B Preferred shall be entitled to receive in preference to the holders of the Common Stock a per share amount equal to $1.00, in the event of any sale or dissolution of the Company. The holders of the Series B Preferred have the right to convert the Series B Preferred at any time into shares of Common Stock at an initial conversion rate of 1:1, as defined. At the option of the Company, if certain criteria as defined in the agreement are met, the Series B Preferred can be converted into Common Stock. Holders of the Series B Preferred Stock receive on an as-converted basis any distributions paid on the Common Stock.

Stock Compensation

Through September 30, 2007, the Company has granted approximately 4.6 million of its common stock to employees and others, of which approximately 4.4 million common shares have vested. These shares issuances were valued between $0.07-0.50 based upon management's estimate of the fair value of the common stock on the date of issuance. These stocks grants have certain vesting provisions through May 2009. For the period ended September 30, 2007 and 2006, approximately 166,000 and 1,074,000 shares, respectively, have vested and a charge to compensation expense of $37922 and $132,536, respectively, was recorded. The remaining unvested shares valued at approximately $38,000 are being amortized over their respective vesting periods.

Employee Stock Options

On January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” using the modified prospective method. For the period ended September 30, 2007 and 2006, the Company recognized stock-based compensation of $116,842 and $48,079, respectively. The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating its forfeiture rate. Given the limited history of outstanding options, the Company has estimated a 0% forfeiture rate and has only recorded actual forfeitures as incurred.

Stock options issued under the Company’s Long-term Incentive Plans are granted with an exercise price equal or greater than the market price of the Company’s stock at the date of grant and expire ten years from the date of grant. These options generally vest over a two- or three-year period. During the period ended September 30, 2007 and 2006, the Company issued 0 and 233,000 options, respectively, to purchase common to purchase common stock.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing method. Given its limited trading history, the Company used volatility from companies in the same industry. The Company estimated the expected option life and the expected forfeiture rate. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option. The Company has not made any dividend payments on common stock nor does it have plans to pay dividends in the foreseeable future. The following assumptions were used to estimate the fair value of options granted during the three months ended June 30, 2006 using the Black-Scholes option-pricing model:

Risk free interest rate	8.02%
Expected Term (years)	5
Expected volatility	100.00%
Dividend Yield	0.00%

Information about all employee options outstanding is as follows:

For the nine months ended September 30,

	2007		2006
		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price
Options Outstanding at beginning of period	3,176,015	$0.79	2,510,337	$0.88
Granted	0	$-	233,000	$0.60
Cancelled	0	$-	(108,926)	$0.91
Options Outstanding at end of period	3,176,015	$0.79	2,634,411	$0.87

Warrants to Purchase Common Stock

During 2005, the Company issued various warrants to various parties in connection with the Series A and B Offerings. On May 25, 2007, upon issuing the Debentures, the Company triggered certain anti-dilution provisions in these warrant agreements which lowered the conversion price and increased the number of shares the warrant is convertible for. The Company used the Black-Scholes option-pricing model to determine the fair market value of the adjusted warrants and recorded a deemed dividend of $652,318. The tables below show the effect of the repriced warrants and increase in the number of shares.

On September 11, 2006, the Company issued warrants to purchase 1,500,000 of Celsia common stock to a third party as part of a distribution agreement. As part of the same agreement, the Company received warrants to purchase 500,000 shares of the distributors common stock. The warrants vest 25% in December 2006, 25% in December 2007, and 50% contingent upon acheivement of volume thresholds. The agreement was executed with the intention that the value of each warrant to be materially similar in value. Management has estimated the fair market value of both issuances using the Black-Scholes and has valued the issuance to them at approximately $220,000. The Company has recorded an expense totaling approximately $55,000 related to this issuance for the year ended December 31, 2006. No value was assigned to the warrants received by the Company.

On May 25, 2007, the Company issued warrants to purchase 70,752,778 of Celsia common stock to the Debenture Holders (see Note 6). The Company valued the warrants to determine the discount on the debenture. In addition, the Company become obligated to issue warrants to purchase 5,120,000 of Celsia common stock to the Placement Agents and recorded $355,328 as deferred charges.

During the period ended June 30, 2007, the Company issued warrants to purchase 1,300,000 and 346,153 of Celsia common stock to a consultant. The Company recorded a consulting expense of $59,410 and $15,819, respectively, for these issuances.

On July 18, 2007, the Company issued AMF Capital, Inc. a warrant to purchase 1,000,000 shares of common stock of the Company at an exercise price of $0.88 per share as part of a settlement (see Note 3). The Company recorded an expense of $32,700 for the issuances.

On August 17, 2007, the Company issued warrants to purchase 2,800,000 of Celsia common stock to the Debenture Holders (see Note 6). The Company valued the warrants to determine the discount on the debenture. In addition, the Company become obligated to issue warrants to purchase 5,120,000 of Celsia common stock to the Placement Agents and recorded $355,328 as deferred charges.

The Company triggered adjustments to the exercise price of the Debenture Warrants as a result of the Company's financial results for the period ending September 30, 2007, which will be effective the first day following the filing of this periodic report. The number of Warrants issued to the Debenture Holders and the Placement Agents increased to 147,105,556 and 10,240,000, respectively, and the exercise price was reduced to $0.072 per share.

A summary of the issued and outstanding warrants are as follows:

Old Exercise Price	Old # of Warrants Outstanding	Anti-Dilution Exercise Price	Anti-Dilution # of Warrants Outstanding	# of Warrants Exercisable	Expiration Date
$0.144	78,672,778	$0.072	157,345,556	157,345,556	May 2012
$0.32	1,500,000	n/a	n/a	375,000	September 2011
$0.35	346,153	n/a	n/a	346,153	May 2012
$0.88	1,000,000	n/a	n/a	1,000,000	July 2012
$0.88	681,018	$0.144	681,018	681,018	July 2009
$0.88	1,186,820	$0.36	2,862,308	2,862,308	July 2010
$1.09	1,097,142	$0.36	2,646,027	2,646,027	July 2010
$1.10	2,759,357	$0.45	6,789,387	6,789,387	July 2010
$1.32	2,759,357	$0.53	6,882,126	6,882,126	July 2010
$1.50	772,190	$0.60	1,941,836	1,941,836	December 2010
$3.00	765,850	$1.16	1,986,069	1,986,069	December 2010

Warrants to Purchase Preferred Stock

During 2005, the Company issued various warrants to placement agents in connection with the Series A and B Offerings. A summary of these warrants are as follows:

Old Exercise Price	Old # of Warrants Outstanding	New Exercise Price	New # of Warrants Outstanding	# of Warrants Exercisable	Expiration Date
$0.88	1,364,528	$0.144	1,364,528	1,364,528	July 2010
$1.50	210,000	$0.144	210,000	210,000	December 2010

Note 8 - Subsequent Event

The Company is in the process of establishing a subsidiary in Taiwan and will be relocating the pilot plant from Korea to Taiwan. The Company has secured a facility in Taiwan and has identified the employees that will be hired to run the new facility. We expect this transition to be completed before the end of 2007.

On October 19, 2007, the Company's former President, CEO, and Board of Director, filed a lawsuit in the Miami-Dade County Circuit Court claiming failure to pay bonses, severance, and other benefits in connection with his previously reported termination by the Company. The Company has filed a motion for Arbitration as provided by Mr. Wretsell's employment contract with the Company, a copy of which has previously been filed with the SEC. The Company believes Mr. Wretsell's claims are without merit and intends to defend the action vigorously.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors.

Our Amended and Restated Articles of Incorporation contain a provision eliminating the liability of a director to us and our stockholders for monetary damages for breaches of fiduciary duty as a director, to the fullest extent permitted by law.

Our Amended and Restated Articles of Incorporation also authorize the Company to indemnify any director, officer or agent of the Company, or any other person, to the full extent permitted by law. This indemnification may include the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition. Our Amended and Restated Bylaws require the Company to indemnify directors, officers or employees in connection with certain actions, suits or proceedings, subject to certain limitations.

Any repeal or modification of our Amended and Restated Articles of Incorporation shall be prospective only and shall not adversely affect any right or protection of our directors or officers existing at the time of a repeal or modification for any breach covered by the Amended and Restated Articles of Incorporation which occurred prior to such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

The following sets forth the estimated expenses payable in connection with the preparation and filing of this registration statement on Form SB-2:

Securities and Exchange Commission Registration Fee (actual)	$47
Accounting Fees and Expenses	$3,000
Legal Fees and Expenses	$10,000
Transfer Agent’s Fees and Expenses	$1,000
Miscellaneous	$2,000
Total	$16,047

Item 26. Recent Sales of Unregistered Securities.

The Registrant issued 24,935,047 shares of common stock pursuant to the Share Exchange Agreement, 20,995,239 shares of Series A Preferred Stock and warrants to purchase 6,711,874 shares of common stock pursuant to the Series A Offering, warrants to the Placement Agent to purchase 681,018 shares of common stock and 1,364,528 shares of Series A Preferred Stock, a warrant to an executive officer to purchase 1,097,142 shares of common stock, 483,750 shares of common stock to certain employees and service providers, 3,063,402 shares of Series B Preferred Stock and warrants to purchase 1,531,700 shares of common stock pursuant to the Series B Offering, and warrants to the Series B Placement Agents to purchase 210,000 shares of Series B Preferred Stock and 6,340 shares of common stock. The Company issued secured convertible promissory notes in February and April 2007. The Company issued Debentures and warrants to purchase a total of 157,345,556 shares of common stock pursuant to the Debenture Offering. The issuance of such securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The Registrant made this determination in part based on the representations of the recipients of such securities which included, in pertinent part, that such parties were either (i) not “U.S. Persons” as defined in Regulation S of the Securities Act or (ii) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Item 27. Exhibits.

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 28. Undertakings.

The undersigned Registrant undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 7th day of December, 2007.

CELSIA TECHNOLOGIES, INC.

By:	/s/ Joseph Formichelli
Joseph Formichelli, President and Chief Executive Officer

By:	/s/ Jorge A. Fernandez
Jorge A. Fernandez, Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Formichelli*	President and Chief Executive Officer	December 7, 2007
Joseph Formichelli	(Principal Executive Officer)

/s/ Jorge A. Fernandez*	Chief Financial Officer	December 7, 2007
Jorge A. Fernandez	(Principal Financial and Accounting Officer)

/s/ Alan Benaim*	Director	December 7, 2007
Alan Benaim

/s/ David H. Clarke*	Director	December 7, 2007
David H. Clarke

/s/ Peter Rugg*	Director	December 7, 2007
Peter Rugg

/s/ Gregory Osborn*	Director	December 7, 2007
Gregory Osborn

/s/ Charles Resnick*	Director	December 7, 2007
Charles Resnick

*By: /s/ Jorge A. Fernandez	Individually and as Attorney-in-Fact	December 7, 2007
Jorge A. Fernandez

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Share Exchange Agreement dated July 8, 2005, by and among Cedar Mountain Distributors, Inc. and the shareholders of iCurie Lab Holdings Limited.

2.2*	Form of Subscription Agreement entered into between Celsia and cash purchasers of Series A Preferred Stock.

2.3*	Preferred Stock Purchase Agreement dated July 11, 2005, by and among Celsia and purchasers of Series A Preferred Stock exchanging promissory notes therefor.

2.4*	Share Transfer Agreement dated August 26, 2005, by and between iCurie Lab Holdings Limited and Mr. Won Gyu Moon.

2.5**	Form of Subscription Agreement entered into between Celsia and purchasers of Series B Preferred Stock.

3(i).1^^	Amended and Restated Articles of Incorporation of Celsia.

3(ii).1	Amended and Restated Bylaws of Celsia (Incorporated by reference to Exhibit 3(ii).1 to Celsia’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005).

3(ii).2^^^	Amendment to Amended and Restated Bylaws of Celsia.

4.1*	Form of Warrant issued to Placement Agents (for common stock, Series A Preferred Stock and Series B Preferred Stock).

4.2*	Form of $0.88 Warrants issued to purchasers of Series A Preferred Stock.

4.3*	Form of $1.10 and $1.32 Warrants issued to purchasers of Series A Preferred Stock and $1.50 and $3.00 Warrants issued to purchasers of Series B Preferred Stock.

4.4*	Warrant dated July 11, 2005 between Celsia and Dr. Jeong Hyun Lee, Ph.D.

4.5*+	Celsia 2005 Stock Incentive Plan.

4.6*+	Form of Option Grant under Celsia 2005 Stock Incentive Plan.

4.7*+	Form of Restricted Stock Grant under Celsia 2005 Stock Incentive Plan.

4.8+	First Amendment to the Celsia 2005 Stock Incentive Plan (to be filed by amendment).

4.9+	Second Amendment to the Celsia 2005 Stock Incentive Plan (Incorporated by reference to Exhibit 10.7 to Celsia’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2007).

4.10^^	Form of Debenture.

4.11^^	Form of Warrant issued pursuant to the Debenture Issuance

4.12^^	Form of Warrant issueable to the Placement Agents pursuant to the Debenture issuance.

4.13^^^	Warrant issued by Celsia to AMF Capital, Inc. dated July 18, 2007.

5.1****	Opinion of DLA Piper US LLP as to the legality of the securities being registered.

10.1*	Registration Rights Agreement dated July 11, 2005 by and between Celsia and certain holders of Celsia securities.

10.2*	Placement Agent Agreement dated March 17, 2005 by and among Axiom Capital Management Inc., Indigo Securities, LLC, and iCurie Lab Holdings Limited (the “Placement Agent Agreement”).

10.3*	Extension of Placement Agent Agreement dated May 20, 2005 by and among the parties to the Placement Agent Agreement.

10.4*	Lock-Up and Leak-Out Agreement dated July 11, 2005 by and among Celsia, Hakan Wretsell, Michael Karpheden, and Dr. Jeong Hyun Lee, Ph.D.

10.5*+	Employment Agreement dated July 11, 2005 by and between iCurie Lab Holdings Limited and Hakan Wretsell.

10.6*+	Employment Agreement dated July 11, 2005 by and between iCurie Lab Holdings Limited and Michael Karpheden.

10.7*+	Employment Agreement dated July 11, 2005 by and among iCurie Lab Holdings Limited, iCurie Lab, Inc. and Dr. Jeong Hyun Lee, Ph.D.

10.8*	Revenue Share Agreement dated May 18, 2005 by and among iCurie Lab Holdings Limited, Hansen Gray & Company, Inc. and CHL Investment Partnership.

10.9*	Securities Purchase Agreement dated July 11, 2005 by and between Celsia and Hansen Gray & Company, Inc.

10.10*	Note Cancellation Agreement dated July 11, 2005 by and between Celsia and Dr. Jeong Hyun Lee, Ph.D.

10.11*	Indemnification Agreement dated July 11, 2005 by and between Celsia and Dr. Jeong Hyun Lee, Ph.D.

10.12**	Registration Rights Agreement dated December 16, 2005 by and among Celsia, holders of Series B Preferred Stock and certain other parties.

10.13**	Patent License and Sales Exclusivity Agreement dated November 9, 2005 by and between iCurie Lab Holdings, Ltd. and Asia Vital Components Co., Ltd.

10.14***+	Agreement dated August 18, 2006 by and among Celsia Technologies Korea, Inc., Celsia Technologies UK Limited, iCurie, Inc. and Dr. Jeong Hyun Lee, Ph.D.

10.15*****+	Letter Agreement between Celsia Technologies, Inc. and Hakan Wretsell.

10.16*****+	Letter Agreement between Celsia Technologies, Inc. and Michael Karpheden.

10.17****	Form of Convertible Promissory Note (the “Notes”)

10.18****	Security Agreement related to the Notes.

10.19****	Form of Securities Purchase Agreement related to the Notes.

10.20****	Stock Transfer Agreement related to the Notes.

10.21^^	Securities Purchase Agreement dated May 25, 2007 between Celsia and purchasers of the Debentures.

10.22^^	Registration Rights Agreement dated May 25, 2007 between Celsia and purchasers of the Debentures.

10.23^^	Security Agreement dated May 25, 2007 by and among Celsia, Celsia Technologies UK Limited (“Celsia UK”), Celsia Technologies Korea, Inc. (“Celsia Korea”) and purchasers of the Debentures.

10.24^^	Form of Subsidiary Guarantee dated May 25, 2007 executed by each of Celsia UK and Celsia Korea pursuant to the Debenture issuance.

10.25^^	Placement Agent Agreement dated May 1, 2007 by and among Celsia and the Placement Agents.

10.26^^	Amendment to Placement Agent Agreement dated May 25, 2007 by and among Celsia and the Placement Agents.

10.27	Consulting Agreement dated August 15, 2007 between the Company and Core Strategies, Inc. (filed herewith).

10.28^^^	Settlement Agreement and Release by and between Celsia and AMF Capital, Inc. dated July 18, 2007.

14**	Code of Ethics.

21^	Subsidiaries of Celsia Technologies, Inc.

23.1	Consent of PKF, Certified Public Accountant, a Professional Corporation (filed herewith).

23.2****	Consent of DLA Piper LLP (contained Exhibit 5.1 to this Registration Statement on Form SB-2).

24****	Power of Attorney (previously filed as part of the Signature Page to this Registration Statement on Form SB-2).

*	Included as an exhibit to Celsia’s Registration Statement on Form SB-2 (SEC File No. 333−128856), filed with the SEC on October 6, 2005.

**	Included as an exhibit to Celsia’s annual report on Form 10-KSB for the fiscal year ended December 31, 2005.

***	Included as an exhibit to Celsia’s quarterly report on Form 10-QSB for the quarter ended September 30, 2006.

****	Previously filed.

*****	Included as an exhibit to Celsia’s current report on Form 8-K filed March 27, 2007.

^	Included as an exhibit to Celsia’s annual report on Form 10-KSB for the fiscal year ended December 31, 2006.

^^	Included as an exhibit to Celsia’s current report on Form 8-K filed June 1, 2007.

^^^	Included as an exhibit to Celsia’s quarterly report on Form 10-QSB for the quarter ended September 30, 2007.

+	Represents a management contract or compensatory plan or arrangement.